Exhibit 2.1

CONTRIBUTION AGREEMENT

This CONTRIBUTION AGREEMENT (this “Agreement”), dated as of December 31, 2016, by and among (i) BTHC X, Inc., a Delaware corporation (“Pubco”), (ii) George Syllantavos, an individual residing in 2 Argyrokastrou Street, Voula 16673, Athens, Greece, in his capacity as the representative from and after the Closing (as defined below) for the shareholders of Pubco as of immediately prior to the Closing, in accordance with the terms and conditions of this Agreement (the “Pubco Representative”), and individually as the “Sponsor”, (iii) Ramada Holdings, Inc., a company formed under the Laws of the Marshall Islands (the “Pubco Majority Shareholder”), (iv) iOra Software Limited, a company formed under the laws of England and Wales (“iOra”), (v) Stocksfield Limited, a company formed under the laws of England and Wales (“Stocksfield”), (vi) Lexalytics, Inc. a Massachusetts corporation (“Lex”) (Stocksfield and Lex may each be referred to as a Contributor and are collectively referred to as the “Contributors”), and (vii) Mark Thompson, an individual with an office in Guildford, UK, in his capacity as the representative of the Contributors in accordance with the terms and conditions of this Agreement (the “Contributor Representative”). The above-mentioned parties are each a “Party” and referred to collectively herein as the “Parties.” All defined terms, unless otherwise defined, shall have the meaning set forth in Exhibit A.

WHEREAS, all the ordinary shares of iOra (the “iOra Shares”) are owned by Contributors, in the proportions set forth on Exhibit B (the proportion listed next to each Contributor’s name on Exhibit B is referred to as such Contributor’s “Pro Rata Share”);

WHEREAS, Pubco intends to designate a series of 10,000,000 convertible preferred shares, par value $0.001 per share (the “Pubco Convertible Preferred Shares”), which shall be convertible into common shares of Pubco, par value $0.001 per share (the “Pubco Common Shares”) in accordance with the Certificate of Designation (as defined below) to be filed by Pubco in accordance with this Agreement.

WHEREAS, Contributors desire to contribute their iOra Shares (the “Contribution”) to Pubco in exchange for 6,323,530 newly issued Pubco Convertible Preferred Shares, which are convertible to Pubco Common Shares at the rate of one (1) Pubco Convertible Preferred Share to 41.129815535 Pubco Common Shares (the “Contribution Consideration”), to be issued to each Contributor in accordance with each Contributor’s Pro Rata Share as set forth on Exhibit B, resulting in iOra becoming a wholly-owned subsidiary of Pubco and the Contributors becoming the owners of Pubco in accordance with Exhibit C (the “Closing Pubco Capitalization Table”); and

WHEREAS, the Parties desire that the Contribution and the Cash Payment (as defined in Section 1.1 below) collectively qualify as an “exchange” under Section 351 of the Internal Revenue Code of 1986, as amended (the “Code”) and not subject Contributors to Tax Liability under the Code.

NOW, THEREFORE, in consideration of the representations, warranties and covenants herein contained, and for other good and valuable consideration the receipt, adequacy and sufficiency of which are hereby acknowledged, the Parties hereto, intending to be legally to be bound, agree as follows:

ARTICLE 1
CONTRIBUTION

1.1. Contribution and Issuance of Contribution Consideration. At the Closing, Contributors shall contribute their iOra Shares to Pubco, free and clear of all Liens and claims of any kind, nature or description on such Shares, and shall collectively contribute cash to Pubco, in the total aggregate amount of Seventy Five Thousand U.S. Dollars (USD $75,000.00) in immediately available funds (the “Cash Payment”), paid in part by each Contributor in proportion to its Pro Rata Share as set forth on Exhibit B, and, in exchange, at or prior to the Closing, Pubco shall issue the Contribution Consideration to each Contributor in accordance with each such Contributor’s Pro Rata Share as set forth on Exhibit B, free and clear of all Liens and claims of any kind, nature or description. The Cash Payment shall be used to repay $75,000 of outstanding Indebtedness of Pubco, provided that Pubco has provided the Contributor Representative with payoff letters from the Pubco creditors to whom the Cash Payment will be directed, stating that such Cash Payment shall fully satisfy such Indebtedness of Pubco. At the Closing, Pubco will deliver a balance sheet of Pubco, certified to by an authorized officer of Pubco, showing that Pubco has no Liabilities as of the Closing other than the $75,000 of Indebtedness for which Pubco has provided the Contributor Representative with one or more payoff letters stating that payment of such $75,000 will fully satisfy all remaining Indebtedness and Liabilities of Pubco as of the Closing, and that Pubco shall have no remaining accruals, Indebtedness or Liabilities (the “Closing Pubco Balance Sheet”).

1.2. Voting Trust. At or prior to the Closing, Pubco, the Pubco Representative, and the Pubco Majority Shareholder, each Contributor, the Contributor Representative and the Trustee (as defined in Exhibit A) shall enter into a voting trust agreement, reasonably satisfactory to the Contributor Representative, effective as of the Closing, (the “Voting Trust Agreement”), pursuant to which Pubco shall cause to be delivered to the Trustee, 2,966,531 Pubco Convertible Preferred Shares (including any equity securities paid as dividends or distributions with respect to such shares or into which such shares are exchanged or converted, the “Trust Shares”), along with any earnings thereon, to be held by the Trustee in a segregated account (the “Trust Account”) in accordance with the terms and conditions of this Agreement and the Voting Trust Agreement. The Trust Shares will be issued in the name of the Trustee as set forth in the Voting Trust Agreement provided that the Voting Trust Agreement shall provide that the Contributor Representative shall have the right to vote all of the Trust Shares in any manner in his sole discretion, on all matters. All dividends or distributions paid on or otherwise accruing to the Trust Shares (“Accrued Dividends”), will be held in the Trust Account and shall be distributed in accordance with the Voting Trust Agreement.

1.3. Closing. The closing (the “Closing”) of the transactions contemplated by this Agreement and the Ancillary Documents (the “Transactions”) shall take place at the offices of Ellenoff Grossman & Schole LLP in New York, New York, commencing upon the satisfaction or waiver of all conditions and obligations of the Parties to consummate the transactions contemplated hereby or such other date and time as the Parties may mutually determine (the “Closing Date”). By mutual agreement of the Parties, the Closing may take place by conference call and telecopy or electronic mail/PDF with exchange of original signatures, as requested, by overnight mail. To the extent permitted by Law and GAAP, for Tax and accounting purposes, the Parties will treat the Closing as being effective as of 11:59 p.m. New York City time on the day immediately prior to the Closing Date.

1.4. iOra Shareholder Consent. Each Contributor, as a shareholder of iOra, hereby approves, authorizes and consents to iOra’s execution and delivery of this Agreement and the Ancillary Documents to which it is or is required to be a party or otherwise bound, the performance by iOra of its obligations hereunder and thereunder and the consummation by iOra of the transactions contemplated hereby and thereby. Each Contributor acknowledges and agrees that the consents set forth herein are intended and shall constitute such consent of the Contributors as may be required (and shall, if applicable, operate as a written shareholder resolution of iOra) pursuant to its Organizational Documents, any other agreement in respect of iOra to which any Contributor is a party and all applicable Laws.

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ARTICLE 2

EARN-OUT

2.1. Earn-Out. The Trust Shares shall be held in the Trust Account and, subject to this ARTICLE 2, will be released to Contributors (in proportion to each Contributor’s Pro Rata Share, along with the Accrued Dividends) in the event that the 2017 iOra EBITDA, meets any of the 2017 year-end EBITDA target thresholds specified in one of subsections (a)-(j) below, in accordance with this ARTICLE 2 (each such threshold, a “2017 EBITDA Threshold”). Subject to this ARTICLE 2, if the 2017 iOra EBITDA is within one of the 2017 EBITDA Thresholds set forth below, then the Contributors shall be entitled to receive a number of Trust Shares from the Trust Account (each in accordance with their respective Pro Rata Shares), as follows (such aggregate number of Trust Shares which Contributors are entitled to receive are referred to as the “Earn-Out Shares”):

(a) If the 2017 iOra EBITDA is greater than $3,000,000.00, then the Contributors shall be entitled to receive 2,966,531 Earn-Out Shares in the aggregate, released to each Contributor in accordance with their respective Pro-Rata Shares;

(b) If the 2017 iOra EBITDA is between $2,900,000.01 up to and including $3,000,000.00, then Contributors shall be entitled to receive 2,636,917 Earn-Out Shares in the aggregate, released to each Contributor in accordance with their respective Pro-Rata Shares;

(c) If the 2017 iOra EBITDA is between $2,800,000.01 up to and including $2,900,000.00, then Contributors shall be entitled to receive 2,307,302 Earn-Out Shares in the aggregate, released to each Contributor in accordance with their respective Pro-Rata Shares;

(d)  If the 2017 iOra EBITDA is between $2,700,000.01 up to and including $2,800,000.00, then Contributors shall be entitled to receive 1,977,688 Earn-Out Shares in the aggregate, released to each Contributor in accordance with their respective Pro-Rata Shares;

(e) If the 2017 iOra EBITDA is between $2,600,000.01 up to and including $2,700,000.00, then Contributors shall be entitled to receive 1,648,073 Earn-Out Shares in the aggregate, released to each Contributor in accordance with their respective Pro-Rata Shares;

(f) If the 2017 iOra EBITDA is between $2,500,000.01 up to and including $2,600,000.00, then Contributors shall be entitled to receive 1,318,458 Earn-Out Shares in the aggregate, released to each Contributor in accordance with their respective Pro-Rata Shares;

(g) If the 2017 iOra EBITDA is between $2,400,000.01 up to and including $2,500,000.00, then Contributors shall be entitled to receive 988,844 Earn-Out Shares in the aggregate, released to each Contributor in accordance with their respective Pro-Rata Shares;

(h) If the 2017 iOra EBITDA is between $2,300,000.01 up to and including $2,400,000.00, then Contributors shall be entitled to receive 659,229 Earn-Out Shares in the aggregate, released to each Contributor in accordance with their respective Pro-Rata Shares;

(i) If the 2017 iOra EBITDA is between $2,200,000 up to and including $2,300,000, then Contributors shall be entitled to receive 329,615 Earn-Out Shares in the aggregate, released to each Contributor in accordance with their respective Pro-Rata Shares;

(j) If the 2017 iOra EBITDA is less than $2,200,000, then Contributors shall not be entitled to receive any Earn-Out Shares.

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2.2. Release of Earn-Out Shares. If there is a final determination in accordance with Section 2.3 (a “Final Earn-Out Determination”) that Contributors are entitled to receive a certain number of Earn-Out Shares, then as set forth in the Voting Trust Agreement, such number of the Earn-Out Shares shall be released to and transferred into the names of the Contributors from the Trust Account, as required by this ARTICLE 2, plus any Accrued Dividends thereon, in accordance with the terms of the Voting Trust Agreement, and the Contributors shall become the owners thereof, in accordance with their respective Pro Rata Shares. If, after a Final Earn-Out Determination, there are any Trust Shares and/or Accrued Dividends which Contributors are not entitled to receive in accordance with this ARTICLE 2, such Trust Shares will be released from the Trust Account in accordance with the Voting Trust Agreement. Pubco, the Sponsor, and the Pubco Majority Shareholder shall promptly execute and deliver such documents to the Contributors, the Contributor Representative, the Trustee and, at the request of the Contributor Representative, shall take all other actions, necessary or appropriate to transfer title and ownership of the Earn-Out Shares and any Accrued Dividends to which the Contributors are entitled, to the Contributors in accordance with their respective Pro Rata Shares.

2.3. Determination of Number of Earn-Out Shares. As soon as practicable (but in any event within twenty (20) days) after the filing of Pubco’s Form 20 F/10-K annual report for the fiscal year ending December 31, 2017, Pubco’s Chief Financial Officer (the “CFO”) will: (a) prepare and deliver to the Pubco Representative and the Contributor Representative a written statement (each, an “Earn-Out Statement”) that sets forth the CFO’s determination of the 2017 EBITDA in accordance with the terms of this ARTICLE 2, and (b) which states whether Contributors are entitled to receive Earn-Out Shares and if so, the number of Earnout-Shares to which the Contributors are entitled. Each of the Pubco Representative and the Contributor Representative will have thirty (30) days after its receipt of the Earn-Out Statement to review such Earn-Out Statement. To the extent reasonably required by Contributor Representative or the Pubco Representative to complete its review of such Earn-Out Statement, Pubco and each of its Subsidiaries will provide the Pubco Representative and the Contributor Representative and their respective Representatives with reasonable access to the books and records of Pubco and its Subsidiaries, their respective finance personnel and any other information that the Pubco Representative and the Contributor Representative reasonably request relating to the determination of the 2017 EBITDA or the Earn-Out Shares. Either the Pubco Representative or the Contributor Representative may deliver written notice to the CFO (by providing notice to Pubco to the attention of the CFO) on or prior to the thirtieth (30th) day after the date of the Earn-Out Statement specifying in reasonable detail any items that it wishes to dispute and the basis therefor. If the Pubco Representative or the Contributor Representative fails to deliver such written notice in such thirty (30) day period, then such Party will have waived its right (and, with respect to the Contributor Representative, the right of the Contributors, and, with respect to the Pubco Representative, the right of Pubco or its Subsidiaries) to contest such Earn-Out Statement and the calculations set forth therein. If either the Pubco Representative or the Contributor Representative provides the CFO and the other Party with written notice of any objections to the Earn-Out Statement in such thirty (30) day period, then the Pubco Representative and the Contributor Representative will, for a period of twenty (20) days following the date of delivery of such notice, attempt to resolve their differences and any written resolution by them as to any disputed amount will be final and binding for all purposes under this Agreement. If at the conclusion of such twenty (20) day period, the Pubco Representative and Contributor Representative have not reached an agreement on any objections with respect to the Earn-Out Statement, then upon request of either Party, the Parties will refer the issue to the Independent Auditor. All fees and expenses of the Independent Auditor will be borne by Pubco. Pubco and Contributor Representative will request that: (i) the Independent Auditor’s determination be made within thirty (30) days after its engagement, or as soon thereafter as possible, and (ii) that it be set forth in a written statement delivered to the Pubco Representative and the Contributor Representative. The Independent Auditor’s determination will be final, conclusive, non-appealable and binding for all purposes hereunder (other than for fraud or manifest error). Pubco hereby agrees during the Earn-Out Period to use its commercially reasonable efforts to maintain a financial reporting system that enables the Parties to calculate the 2017 iOra EBITDA for purposes of this ARTICLE 2.

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ARTICLE 3
REPRESENTATIONS OF THE CONTRIBUTORS

Except as set forth in the iOra Disclosure Schedules, each Contributor hereby, severally as to itself only, and not jointly with any other Contributor, represents and warrants to Pubco as follows:

3.1. Good Title. Except as set forth in Schedule 3.1, such Contributor is the record and beneficial owner, and has good and marketable title to its iOra Shares, free and clear of any Liens, with the right and authority to sell, transfer, convey, assign and deliver such iOra Shares to Pubco as required by such Contributor herein. Upon registering Pubco as the new owner of such iOra Shares in the share register of iOra, Pubco will receive good and marketable title to such iOra Shares of such Contributor, free and clear of all Liens.

3.2. Power and Authority. Such Contributor has full legal capacity, power and authority to execute and deliver this Agreement, to perform its obligations hereunder and to consummate the Transactions.  This Agreement has been, or at Closing will be, duly executed and delivered by such Contributor and is, or upon its execution and delivery will be, valid and legally binding obligations of such Contributor enforceable against such Contributor in accordance with the terms hereof. All acts required to be taken by such Contributor to enter into this Agreement and to carry out the Transactions have been properly taken.

3.3. No Conflicts. Except as set forth on Schedule 3.3, the execution and delivery of this Agreement by such Contributor and the performance by such Contributor of its obligations hereunder in accordance with the terms hereof: (i) will not require the consent of any Governmental Entity under any Laws; (ii) will not violate any Laws applicable to such Contributor; (iii) will not violate or breach any contractual obligation to which such Contributor is a party; and (iv) will not result in the imposition of any Lien upon such Contributor’s iOra Shares. The execution, delivery and performance by such Contributor of this Agreement, and the consummation of the Transactions, do not and will not (a) violate any provision of the organizational documents of such Contributor, or (b) violate in any material respect or result in a material breach of or constitute a material default under any Law, judgment, injunction, order, decree or other restriction of any Governmental Entity to which such Contributor or the iOra Shares are subject.

3.4. Purchase Entirely for Own Account. The Pubco Convertible Preferred Shares and the Pubco Common Shares into which they are convertible, which are proposed to be acquired by such Contributor hereunder will be acquired for investment by such Contributor for its own account, and not with a view to the resale or distribution of any part thereof, and such Contributor has no present intention of selling or otherwise distributing the Pubco Convertible Preferred Shares or Pubco Common Shares.

3.5. Available Information. Such Contributor has such knowledge and experience in financial and business matters that it is capable of evaluating the merits and risks of an investment in Pubco. Such Contributor has been given access to Pubco’s SEC filings and has been given the opportunity to ask questions of and receive answers from Pubco’s duly authorized officers or other Representatives concerning Pubco.

3.6. Non-Registration. Such Contributor understands that neither the Pubco Convertible Preferred Shares issuable as Contribution Consideration, nor the Pubco Common Shares into which they are convertible, have been registered under the Securities Act and, if issued in accordance with the provisions of this Agreement, will be issued by reason of a specific exemption from the registration provisions of the Securities Act.

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3.7. Restricted Securities. Such Contributor understands that the Pubco Convertible Preferred Shares comprising the Contribution Consideration, and the Pubco Common Shares into they are convertible, are characterized as “restricted securities” under the Securities Act inasmuch as this Agreement contemplates that, if acquired by such Contributor pursuant hereto, the Contribution Consideration would be acquired in a transaction not involving a public offering.

3.8. Legends. Such Contributor understands that the Contribution Consideration will bear the following legend or another legend that is similar to the following:

THESE SECURITIES HAVE NOT BEEN REGISTERED WITH THE SECURITIES AND EXCHANGE COMMISSION OR THE SECURITIES COMMISSION OF ANY STATE IN RELIANCE UPON AN EXEMPTION FROM REGISTRATION UNDER THE SECURITIES ACT OF 1933, AS AMENDED (THE “SECURITIES ACT”) OR STATE LAW, AND, ACCORDINGLY, MAY NOT BE OFFERED OR SOLD EXCEPT PURSUANT TO AN EFFECTIVE REGISTRATION STATEMENT UNDER THE SECURITIES ACT OR PURSUANT TO AN AVAILABLE EXEMPTION FROM, OR IN A TRANSACTION NOT SUBJECT TO, THE REGISTRATION REQUIREMENTS OF THE SECURITIES ACT AND IN ACCORDANCE WITH APPLICABLE STATE SECURITIES LAWS AS EVIDENCED BY A LEGAL OPINION OF COUNSEL TO THE TRANSFEROR TO SUCH EFFECT. THESE SECURITIES MAY BE PLEDGED IN CONNECTION WITH A BONA FIDE MARGIN ACCOUNT SECURED BY SUCH SECURITIES.

and any legend required by the “blue sky” laws of any state to the extent such laws are applicable to the securities represented by the certificate so legended.

3.9. Accredited Investor. Such Contributor is an “accredited investor” within the meaning of Rule 501 of Regulation D promulgated under the Securities Act. Such Contributor acknowledges that Pubco has the right to require reasonable evidence of such Contributor’s status as an accredited investor, if necessary.

3.10. No Other Representations or Warranties. Except for the representations and warranties of the Contributors contained in this ARTICLE 3, neither Contributor nor any of its Representatives, nor any other Person makes or has made any other representation or warranty, express or implied, at law or in equity, in respect of such Contributor, iOra or any of their Affiliates, the iOra Shares or any of the other transactions contemplated by this Agreement or the other Ancillary Documents, and each Contributor hereby expressly disclaims any other representations or warranties, whether made by any Contributor or any such Contributor’s Representative. Except for the representations and warranties contained in this ARTICLE 3, (as modified by the iOra Disclosure Schedules) or in any other Ancillary Documents, each Contributor disclaims all Liability and responsibility for any projection, forecast, statement or information made, communicated or furnished (orally or in writing) to Pubco or any of its Representatives (including any opinion, information, projection or advice that may have been or may be provided to Pubco or any of its Representatives by any Contributor, iOra or any of its Representatives).

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ARTICLE 4
REPRESENTATIONS AND WARRANTIES OF IORA

iOra and Stocksfield, jointly and severally, represent and warrant to Pubco that, except as set forth in the disclosure schedules delivered by iOra to Pubco (the “iOra Disclosure Schedules”) which have been provided to Pubco prior to the date hereof, and except as set forth in the 8-K Report:

4.1. Organization, Standing and Corporate Power. iOra is duly organized, validly existing and in good standing under the Laws of England and Wales and has the requisite corporate power and authority and all government licenses, authorizations, Permits, consents and approvals required to own, lease and operate its properties and carry on its business as now being conducted. iOra is duly qualified or licensed to do business and is in good standing in each jurisdiction in which the nature of its business or the ownership or leasing of its properties makes such qualification or licensing necessary, other than in such jurisdictions where the failure to be so qualified or licensed (individually or in the aggregate) would not have a Material Adverse Effect. iOra, Inc. (“iOra US”) is duly organized, validly existing and in good standing under the Laws of the State of Delaware and has the requisite corporate power and authority and all government licenses, authorizations, Permits, consents and approvals required to own, lease and operate its properties and carry on its business as now being conducted.

4.2. Subsidiaries. iOra US is a wholly owned subsidiary of iOra. Other than iOra US, iOra does not own directly or indirectly, any equity or other ownership interest in any company, corporation, partnership, joint venture or otherwise.

4.3. Capital Structure of iOra. As of the date of this Agreement, the number and type of all authorized, issued and outstanding capital stock of iOra, and all shares of capital stock reserved for issuance under iOra’s various option and incentive plans, is specified on Schedule 4.3. Except as set forth in Schedule 4.3, no shares of capital stock or other equity securities of iOra is issued, reserved for issuance or outstanding. All outstanding shares of capital stock of iOra are duly authorized, validly issued, fully paid and nonassessable, not subject to preemptive rights, and issued in compliance with all applicable state and federal Laws concerning the issuance of securities. Except as set forth on Schedule 4.3, there are no outstanding bonds, debentures, notes or other indebtedness or other securities of iOra having the right to vote (or convertible into, or exchangeable for, securities having the right to vote) on any matters. Except as set forth in Schedule 4.3, there are no outstanding securities, options, warrants, calls, rights, commitments, agreements, arrangements or undertakings of any kind to which iOra is a party or by which iOra is bound obligating iOra to issue, deliver or sell, or cause to be issued, delivered or sold, additional shares of capital stock or other equity or voting securities of iOra or obligating iOra to issue, grant, extend or enter into any such security, option, warrant, call, right, commitment, agreement, arrangement or undertaking.

4.4. Corporate Authority. iOra has all requisite corporate and other power and authority to enter into this Agreement and to consummate the Transactions, the execution and delivery of this Agreement by iOra and the consummation by iOra of the Transactions have been (or at Closing will have been) duly authorized by all necessary corporate action on the part of iOra. This Agreement has been duly executed and when delivered by iOra shall constitute a valid and binding obligation of iOra, enforceable against iOra in accordance with its terms, except as such enforcement may be limited by bankruptcy, insolvency or other similar Laws affecting the enforcement of creditors’ rights generally or by general principles of equity.

4.5. Governmental Authorization. Except as set forth on Schedule 4.5, no consent, approval, Order or authorization of, or registration, declaration or filing with, or notice to, any Governmental Entity, is required by or with respect to iOra in connection with the execution and delivery of this Agreement by iOra or the consummation by iOra of the transactions contemplated hereby, except, with respect to this Agreement, any filings under the DGCL, the Securities Act or Securities Exchange Act of 1934, as amended, and the rules and regulations promulgated thereunder (the “Exchange Act”).

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4.6. Financial Statements. iOra has provided Pubco copies of the audited, consolidated financial statements of iOra consisting of: (a) the consolidated balance sheets of iOra as of December 31, 2015 and December 31, 2014, and the related audited, consolidated statements of operations and comprehensive loss, statement of stockholders deficit and statement of cash flows for the years ended December 31, 2015 and December 31, 2014; and (ii) the unaudited, condensed, consolidated balance sheets as of September 30, 2016 (the “iOra Balance Sheet Date”), and the unaudited, condensed, consolidated statements of operations and comprehensive loss for the three months ended September 30, 2016 and the nine months ended September 30, 2016, and the condensed, consolidated statements of cash flows for the nine months ended September 30, 2016 (collectively, the “iOra Financial Statements”). Except as set forth on Schedule 4.6 the iOra Financial Statements fairly represent, in all material respects, the financial position of iOra at the dates indicated and the results of operations and cash flows for the periods then ended, reflect all material claims against, material debts and material Liabilities of iOra, fixed or contingent, and of whatever nature, as of the dates indicated, all in accordance with iOra’s past accounting practices.

4.7. Tax Returns and Tax Payments.

(a) (i) Except as set forth on Schedule 4.7(a)(i) and in the iOra Financial Statements, iOra has timely filed with the appropriate taxing authorities all Tax Returns required to be filed by it (taking into account all applicable extensions) and except as set forth on such Schedule, all such Tax Returns are true, correct and complete in all respects. (ii) Except as set forth on Schedule 4.7(a)(ii) and in the iOra Financial Statements, all Taxes due and owing by iOra have been paid (whether or not shown on any Tax Return and whether or not any Tax Return was required). (iii) Except as set forth on Schedule 4.7(a)(iii) and in the iOra Financial Statements, iOra is not currently the beneficiary of any extension of time within which to file any Tax Return or pay any Tax, no claim has been made since the iOra Balance Sheet Date in writing or otherwise addressed to iOra by a taxing authority in a jurisdiction where iOra does not file Tax Returns that it is or may be subject to taxation by that jurisdiction, and since the iOra Balance Sheet Date, neither iOra nor any of its subsidiaries has incurred any Liability for Taxes outside the ordinary course of business consistent with past custom and practice.

(b) (i) Except as set forth on Schedule 4.7(b)(i) and in the iOra Financial Statements, no material claim for unpaid Taxes has been made or become a Lien against the property of iOra or is being asserted against iOra, no audit of any Tax Return of iOra is being conducted by a tax authority, and no extension of the statute of limitations on the assessment of any Taxes has been granted by iOra and is currently in effect. (ii) Except as set forth on Schedule 4.7(b)(ii) and in the iOra Financial Statements, iOra has withheld and paid all Taxes required to have been withheld and paid in connection with amounts paid or owing to any employee, independent contractor, creditor, stockholder or other third party.

(c) As used herein, “Taxes” shall mean all taxes of any kind, including, without limitation, those on or measured by or referred to as income, gross receipts, sales, use, ad valorem, franchise, profits, license, withholding, payroll, employment, excise, severance, stamp, occupation, premium value added, property or windfall profits taxes, customs, duties or similar fees, assessments or charges of any kind whatsoever, together with any interest and any penalties, additions to tax or additional amounts imposed by any Governmental Entity, domestic or foreign. As used herein, “Tax Return” shall mean any return, report or statement required to be filed with any Governmental Entity with respect to Taxes.

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4.8. Material Agreements. Schedule 4.8 lists the following contracts and other agreements (“iOra Material Agreements”) to which iOra is a party that involves the payment or receipt of goods or services in an amount in excess of $100,000.00, including, without limitation, the following: (i) agreements pursuant to which iOra sells or distributes any products or performs any services; (ii) real estate leases; (iii) agreements evidencing, securing or otherwise relating to any indebtedness for borrowed money for which iOra is liable; (iv) capital or operating leases or conditional sales agreements relating to vehicles, equipment or other assets; (v) agreements pursuant to which iOra is entitled or obligated to acquire any assets from a third party; (vi) non-employee benefit related insurance policies; (vii) any contract or agreement limiting the freedom of iOra to engage in any line of business, to compete with any other Person or prohibiting iOra from soliciting customers, clients or employees, in each case whether in any specified geographical region or business or generally; (viii) employment, consulting, non-competition, separation, confidentiality, inventions assignments and intellectual property related agreements; and (ix) agreements with or for the benefit of any member, manager, officer, director or employee of iOra.

4.9. Intellectual Property.

(a) As used in this Agreement, “Intellectual Property” means all right, title and interest in or relating to all intellectual property, whether protected, created or arising under the laws of the United States or any other jurisdiction or under any international convention, including, but not limited to the following: (i) service marks, trademarks, trade names, trade dress, logos and corporate names (and any derivations, modifications or adaptations thereof), Internet domain names and Internet websites (and content thereof), together with the goodwill associated with any of the foregoing, and all applications, registrations, renewals and extensions thereof (collectively, “Marks”); (ii) patents and patent applications, including all continuations, divisionals, continuations-in-part and provisionals and patents issuing thereon, and all reissues, reexaminations, substitutions, renewals and extensions thereof (collectively, “Patents”); (iii) copyrights, works of authorship and moral rights, and all registrations, applications, renewals, extensions and reversions thereof (collectively, “Copyrights”); (iv) confidential and proprietary information, trade secrets and non-public discoveries, concepts, ideas, research and development, technology, know-how, formulae, inventions (whether or not patentable and whether or not reduced to practice), compositions, processes, techniques, technical data and information, procedures, designs, drawings, specifications, databases, customer lists, supplier lists, pricing and cost information, and business and marketing plans and proposals, in each case excluding any rights in respect of any of the foregoing that comprise or are protected by Patents (collectively, “Trade Secrets”); and (v) Technology. For purposes of this Agreement, “Technology” means all Software, information, designs, formulae, algorithms, procedures, methods, techniques, ideas, know-how, research and development, technical data, programs, subroutines, tools, materials, specifications, processes, inventions (whether or not patentable and whether or not reduced to practice), apparatus, creations, improvements and other similar materials, and all recordings, graphs, drawings, reports, analyses, and other writings, and other embodiments of any of the foregoing, in any form or media whether or not specifically listed herein. Further, for purposes of this Agreement, “Software” means any and all computer programs, whether in source code or object code; databases and compilations, whether machine readable or otherwise; descriptions, flow-charts and other work product used to design, plan, organize and develop any of the foregoing; and all documentation, including user manuals and other training documentation, related to any of the foregoing.

(b) The consummation of the Transactions will not adversely affect the right of iOra to own or use any Intellectual Property owned, used or held for use by it.

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4.10. Conduct of Business. Except as set forth on Schedule 4.10 or in the 8-K Report, and except as contemplated by the Transactions or the Private Placement as described in Section 8.10, since September 30, 2016, iOra has conducted its business only in the ordinary course in light of its current business circumstances, and did not:

(a) except in the normal and ordinary course of business, engage in any material transaction or create or suffer to exist any material Lien upon any of its material assets or which will not be discharged in full upon or promptly after the closing on the Private Placement;

(b) sell, assign or otherwise transfer any material amount of its assets, or cancel or compromise any debts or claims relating to its assets, other than in the ordinary course of business or as is not material to iOra;

(c) fail to use reasonable efforts to preserve intact its present business organizations, keep available the services of its key employees and preserve its material relationships with customers, suppliers, licensors, licensees, distributors and others, other than in the ordinary course of business;

(d) permit any Material Adverse Effect to occur with respect to iOra;

(e) except as expressly contemplated by this Agreement, or the Private Placement, split, combine, recapitalize or reclassify any of its shares or other equity interests or issue any other material amount of securities in respect thereof or pay or set aside any material dividend or other material distribution (whether in cash, equity or property or any combination thereof) in respect of its shares or other equity interests, or directly or indirectly redeem, purchase or otherwise acquire or offer to acquire any material amount of its securities;

(f) amend, waive or otherwise change, in any respect, its Organizational Documents (except as contemplated by this Agreement);

(g) except in the ordinary course of business, incur, create, assume, prepay or otherwise become liable for any Indebtedness (directly, contingently or otherwise), make a loan or advance to or investment in any third party, or guarantee or endorse any Indebtedness, Liability or obligation of any Person, other than as is not material to iOra;

(h) acquire, including by merger, consolidation, acquisition of stock or assets, or any other form of business combination, any corporation, partnership, limited liability company, other business organization or any division thereof, or any material amount of assets outside the ordinary course of business;

(i) adopt a plan of complete or material liquidation, dissolution, merger, consolidation, restructuring, recapitalization or other reorganization (other than as contemplated by this Agreement);

(j) sell, lease, license, transfer, exchange or swap, mortgage or otherwise pledge or encumber (including securitizations), or otherwise dispose of any material portion of any material amount of its properties, assets or rights, other than in the ordinary course of business; or

(k) authorize any, or commit or agree to take any of, the foregoing actions.

4.11. Consents. The agreements listed or referred to on Schedule 4.11 are the only agreements binding upon iOra or by which any of iOra’s securities or any of iOra’s assets are bound, requiring a consent, approval, authorization, order or other action of or filing with any Person as a result of the execution, delivery and performance of this Agreement or the consummation of the transactions contemplated hereby (each of the foregoing, an “iOra Consent”), except as would not reasonably be expected to have a Material Adverse Effect.

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4.12. Litigation. Except as set forth on Schedule 4.12, there is no action pending against, or to the best knowledge of iOra threatened against or affecting, iOra, before any court, authority or official which would result in a Material Adverse Effect on iOra and there are no outstanding judgments against iOra.

4.13. Compliance with Laws. Except as set forth on Schedule 4.13, iOra is not in material violation of, and to iOra’s best actual knowledge, since the iOra Balance Sheet Date, has not been threatened to be charged with or given notice of any violation or alleged violation of, any applicable Law, or Order domestic or foreign, except as would not reasonably be expected to result in a Material Adverse Effect. Since the iOra Balance Sheet Date, iOra has not received any subpoena from any Government Entity.

4.14. Finders’ Fees. There is no investment banker, broker, finder or other intermediary which has been retained by or is authorized to act on behalf of iOra who is entitled to any fee or commission from iOra upon consummation of the transactions contemplated by this Agreement (excluding the Private Placement).

4.15. Accounts Receivable. All accounts receivable and notes of iOra reflected on the iOra Financial Statements, and all accounts receivable and notes arising subsequent to the date thereof, represent valid obligations arising from services actually performed or goods actually sold by the iOra in the ordinary course of business consistent with past practice. The accounts payable of iOra reflected on the iOra Financial Statements, and all accounts payable arising subsequent to the date thereof, arose from bona fide transactions in the ordinary course consistent with past practice.

4.16. Money Laundering Laws. The operations of iOra are and have been conducted at all times in compliance with money laundering statutes in all applicable jurisdictions, the rules and regulations thereunder and any related or similar rules, regulations or guidelines, issued, administered or enforced by any governmental authority (collectively, the “Money Laundering Laws”), and no Action involving iOra with respect to the Money Laundering Laws is pending or, to the Knowledge of the iOra, threatened.

ARTICLE 5
REPRESENTATIONS AND WARRANTIES OF PUBCO

Pubco, the Sponsor (solely with regard to Sections 5.21 (Issuance of Contribution Consideration) 5.22 (No Affiliates) and 5.23 (Liabilities)), and the Pubco Majority Shareholder, jointly and severally represent and warrant to iOra and to each Contributor that, except as set forth in the Pubco Disclosure Schedules:

5.1. Organization, Standing, Corporate Power and Quotation of Common Stock. Each of Pubco and its Subsidiaries is duly organized, validly existing and in good standing under the laws of the jurisdiction of its incorporation, and has the requisite corporate power and authority and all government licenses, authorizations, Permits, consents and approvals required to own, lease and operate its properties and carry on its business as now being conducted. Each of Pubco and its Subsidiaries is duly qualified or licensed to do business and is in good standing in each jurisdiction in which the nature of its business or the ownership or leasing of its properties makes such qualification or licensing necessary, other than in such jurisdictions where the failure to be so qualified or licensed (individually or in the aggregate) would not have a Material Adverse Effect with respect to Pubco.

5.2. Subsidiaries. The Subsidiaries of Pubco, and the authorized and outstanding capital stock of each are set forth on Schedule 5.2. All of the outstanding capital stock of the Pubco’s Subsidiaries are owned by Pubco free and clear of all Liens. Other than as set forth on Schedule 5.2, Pubco does not own directly or indirectly, any equity or other ownership interest in any company, corporation, partnership, joint venture or otherwise.

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5.3. Capital Structure of Pubco. Immediately prior to the issuance of the Contribution Consideration at Closing, the authorized capital stock of Pubco consists of 40,000,000 Pubco Common Shares of which 5,839,933 Pubco Common Shares are issued and outstanding, and 10,000,000 Pubco shares of preferred stock (the “Pubco Preferred Shares”), of which no Pubco Preferred Shares are issued and outstanding. All outstanding shares of capital stock of Pubco and its Subsidiaries are, and all shares which may be issued pursuant to this Agreement will be, when issued, duly authorized, validly issued, fully paid and nonassessable, not subject to preemptive rights, and issued in compliance with all applicable state and federal Laws concerning the issuance of securities. Except for the Pubco Common Shares, there are no outstanding bonds, debentures, notes or other indebtedness or other securities of Pubco having the right to vote (or convertible into, or exchangeable for, securities having the right to vote). Immediately prior to the issuance of the Contribution Consideration at Closing, there are no outstanding securities, options, warrants, calls, rights, commitments, agreements, arrangements or undertakings of any kind to which Pubco or any of its Subsidiaries is a party or by which Pubco or any of its Subsidiaries is bound obligating Pubco or any of its Subsidiaries to issue, deliver or sell, or cause to be issued, delivered or sold, additional shares of capital stock or other equity securities of Pubco or any of its Subsidiaries or obligating Pubco or any of its Subsidiaries to issue, grant, extend or enter into any such security, option, warrant, call, right, commitment, agreement, arrangement or undertaking. There are no outstanding contractual obligations, commitments, understandings or arrangements of Pubco or any of its Subsidiaries to repurchase, redeem or otherwise acquire or make any payment in respect of any shares of capital stock of Pubco or any of its Subsidiaries. There are no agreements or arrangements pursuant to which Pubco is or could be required to register shares of Pubco Preferred Stock or other securities under the Securities Act or other agreements or arrangements with or among any security holders of Pubco with respect to securities of Pubco.

5.4. Corporate Authority; Non-Contravention. Pubco has all requisite corporate and other power and authority to enter into this Agreement and to consummate the Transactions. The execution and delivery of this Agreement by Pubco and the consummation by Pubco of the Transactions have been (or at Closing will have been) duly authorized by all necessary corporate action on the part of Pubco. This Agreement has been duly executed and when delivered by Pubco, shall constitute a valid and binding obligation of Pubco, enforceable against Pubco in accordance with its terms, except as such enforcement may be limited by bankruptcy, insolvency or other similar Laws affecting the enforcement of creditors’ rights generally or by general principles of equity. The execution and delivery of this Agreement do not, and the consummation of the Transactions and compliance with the provisions hereof will not, conflict with, or result in any breach or violation of, or Default (with or without notice or lapse of time, or both) under, or give rise to a right of termination, cancellation or acceleration of or “put” right with respect to any obligation or to loss of a material benefit under, or result in the creation of any Lien upon any of the properties, securities or Assets of Pubco under, (i) the Certificate of Incorporation, Bylaws, or other charter documents of Pubco, (ii) any loan or credit agreement, note, bond, mortgage, indenture, lease or other agreement, instrument, Permit, concession, franchise or license applicable to Pubco, its properties, securities or Assets, or (iii) subject to the governmental filings and other matters referred to in the following sentence, any judgment, Order, decree, statute, Law, ordinance, rule, regulation or arbitration award applicable to Pubco, its properties, securities or Assets, other than, in the case of clauses (ii) and (iii), any such conflicts, breaches, violations, Defaults, rights, losses or Liens that individually or in the aggregate could not have a Material Adverse Effect with respect to Pubco or could not prevent, hinder or materially delay the ability of Pubco to consummate the Transactions.

5.5. Government Authorization. No consent, approval, Order or authorization of, or registration, declaration or filing with, or notice to, any Governmental Entity, is required by or with respect to Pubco in connection with the execution and delivery of this Agreement by Pubco, or the consummation by Pubco of the transactions contemplated hereby, except, with respect to this Agreement, any filings under the Securities Act or the Exchange Act.

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5.6. Trading, DTC Eligibility. Pubco common stock is DTC (Depository Trust Corporation) eligible and is being quoted on the over the counter market under the trading symbol “BTXI”.

5.7. SEC Documents; No Indebtedness, Liabilities or Obligations; Financial Statements.

(a) Since December 31, 2014, Pubco has timely filed with the Securities and Exchange Commission (the “SEC”) all reports, schedules, forms, statements and other documents as required under the Exchange Act (collectively, and in each case including all exhibits and schedules thereto and documents incorporated by reference therein, the “Pubco SEC Documents”). As of their respective dates, the Pubco SEC Documents complied in all material respects with the requirements of the Securities Act or the Exchange Act, as the case may be, and the rules and regulations of the SEC promulgated thereunder applicable to such Pubco SEC Documents. Except to the extent revised or superseded by a subsequent filing with the SEC, none of the Pubco SEC Documents contained any untrue statement of a material fact or omitted to state a material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading. The consolidated financial statements of Pubco included in such Pubco SEC Documents comply as to form in all material respects with applicable accounting requirements and the published rules and regulations of the SEC with respect thereto, have been prepared in accordance with GAAP (except, in the case of unaudited consolidated quarterly statements, as permitted by Form 10-Q of the SEC) applied on a consistent basis during the periods involved (except as may be indicated in the notes thereto) and fairly present the consolidated financial position of Pubco and its consolidated subsidiaries as of the dates thereof and the consolidated results of operations and changes in cash flows for the periods then ended (subject, in the case of unaudited quarterly statements, to normal year-end audit adjustments as determined by Pubco’s independent accountants). Except as set forth in the Pubco SEC Documents, at the date of the most recent financial statements of Pubco included in the Pubco SEC Documents, Pubco has not incurred any Liabilities or monetary obligations of any nature (whether accrued, absolute, contingent or otherwise).

(b) Except as disclosed in the Pubco SEC Documents filed prior to the date hereof or as set forth in this Agreement, since September 30, 2016 (the “Pubco Balance Sheet Date”), there has been no Material Adverse Effect with respect to Pubco.

(c) Except for the $75,000 amount disclosed on Schedule 5.7(c) neither Pubco nor any of its Subsidiaries have any Indebtedness, Liabilities or monetary obligations of any nature (whether accrued, absolute, contingent or otherwise).

(d) Except as disclosed in the Pubco SEC Documents filed prior to the date hereof or as provided in this Agreement, since the Pubco Balance Sheet Date, Pubco has not issued, sold or otherwise disposed of, or agreed to issue, sell or otherwise dispose of, any capital stock or any other security of Pubco and has not granted or agreed to grant any option, warrant or other right to subscribe for or to purchase any capital stock or any other security of Pubco, and has not incurred or agreed to incur any indebtedness for borrowed money.

(e) Pubco maintains on behalf of itself and its Subsidiaries disclosure controls and procedures that satisfy the requirements of Rule 13a-15 under the Exchange Act, and such disclosure controls and procedures are designed to ensure that all material information concerning Pubco and its Subsidiaries is made known on a timely basis to the individuals responsible for the preparation of Buyer’s filings with the SEC and other public disclosure documents. Neither Pubco nor, to Pubco’s Knowledge, any of its Representatives has received any written complaint, allegation, assertion or claim regarding the accounting or auditing practices, procedures, methodologies or methods of Pubco or its internal accounting controls, including any complaint, allegation, assertion or claim that Pubco has engaged in questionable accounting or auditing practices.

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(f) To the Knowledge of Pubco, Pubco’s auditor has at all required times since the date of enactment of SOXA been: (i) a registered public accounting firm (as defined in Section 2(a)(12) of SOXA); (ii) “independent” with respect to Pubco within the meaning of Regulation S-X under the Exchange Act; and (iii) in compliance with subsections (g) through (l) of Section 10A of the Exchange Act and the rules and regulations promulgated by the SEC and the Public Company Accounting Oversight Board thereunder.

(g) Pubco common stock is quoted on the over the counter market and is in compliance with all of the applicable rules of the OTCBB. Pubco has not received any written deficiency notice from the OTCBB relating to the continued quotation of such Pubco common stock and there are no Actions pending or, to the Knowledge of Pubco, threatened against Pubco by FINRA or any other Governmental Entity with respect to any intention by such entity to suspend, prohibit or terminate the quoting of such Pubco common stock on the OTCBB.

(h) The Pubco Closing Balance Sheet is true and correct as of the Closing and accurately reflects that the only Indebtedness and Liabilities of Pubco as of the Closing are the $75,000 amount reflected on the Pubco Closing Balance Sheet, for which Pubco has received payoff letters showing that Pubco shall have no accruals, Indebtedness or Liabilities upon payoff of such $75,000 amount.

5.8.  Conduct of Business. Except as disclosed in the Pubco SEC Documents filed prior to the date hereof or as set forth on Schedule 5.8 and except for the Transactions, since the Pubco Balance Sheet Date, Pubco has conducted its business only in the ordinary course consistent with past practice in light of its current business circumstances, and there is not and has not been any condition, event or occurrence which could reasonably be expected to prevent, hinder or materially delay the ability of Pubco to consummate the Transactions or which could reasonably be expected to cause a Material Adverse Effect on Pubco.

5.9. Consents. The agreements listed on Schedule 5.9 are the only agreements binding upon Pubco or by which any of Pubco’s securities or any of Pubco’s assets are bound, requiring a consent, approval, authorization, order or other action of or filing with any Person as a result of the execution, delivery and performance of this Agreement or the consummation of the transactions contemplated hereby (each of the foregoing, an “Pubco Consent”), except as would not reasonably be expected to have a Material Adverse Effect.

5.10. Litigation. There is no suit, action or proceeding or investigation pending or, to the Knowledge of Pubco, threatened against or affecting Pubco or any basis for any such suit, action, proceeding or investigation that, individually or in the aggregate, could reasonably be expected to have a Material Adverse Effect with respect to Pubco or prevent, hinder or materially delay the ability of Pubco to consummate the Transactions, nor is there any judgment, decree, injunction, rule or Order of any Governmental Entity or arbitrator outstanding against Pubco having, or which, insofar as reasonably could be foreseen by Pubco, in the future could have, any such effect.

5.11. Compliance with Laws. Pubco is not in material violation of, and to the Knowledge of Pubco, since the Pubco Balance Sheet Date, has not been threatened to be charged with or given notice of any violation or alleged violation of, any applicable Law, or Order domestic or foreign, except as would not reasonably be expected to result in a Material Adverse Effect. Since the Pubco Balance Sheet Date, Pubco has not received any subpoena from any Government Entity.

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5.12. Finder’s Fees. Other than as set forth on Schedule 5.12, there is no investment banker, broker, finder or other intermediary which has been retained by or is authorized to act on behalf of Pubco who might be entitled to any fee or commission from Pubco upon consummation of the Transactions contemplated by this Agreement.

5.13. Benefit Plans. Since December 31, 2014, Pubco has not had or been a party to, any Benefit Plan.

5.14. Tax Returns and Tax Payments.

(a) Pubco and each of its Subsidiaries has timely filed with the appropriate taxing authorities all Tax Returns required to be filed by it (taking into account all applicable extensions). All such Tax Returns are true, correct and complete in all respects. All Taxes due and owing by Pubco and each of its Subsidiaries has been paid (whether or not shown on any Tax Return and whether or not any Tax Return was required). Neither Pubco nor any of its Subsidiaries is currently the beneficiary of any extension of time within which to file any Tax Return or pay any Tax. No claim has ever been made in writing or otherwise addressed to Pubco or any of its Subsidiaries by a taxing authority in a jurisdiction where Pubco or any of its Subsidiaries does not file Tax Returns that it is or may be subject to taxation by that jurisdiction. The unpaid Taxes of Pubco did not and have not, as of and since the Pubco Balance Sheet Date, exceed the reserve for Tax Liability (excluding any reserve for deferred Taxes established to reflect timing differences between book and Tax income) set forth on the face of the financial statements (rather than in any notes thereto). Since the Pubco Balance Sheet Date, neither Pubco nor any of its Subsidiaries has incurred any Liability for Taxes outside the ordinary course of business consistent with past custom and practice. As of the Closing Date, the unpaid Taxes of Pubco and its Subsidiaries will not exceed the reserve for Tax Liability (excluding any reserve for deferred Taxes established to reflect timing differences between book and Tax income) set forth on the books and records of Pubco.

(b) No material claim for unpaid Taxes has been made or become a Lien against the property of Pubco or any of its Subsidiaries or is being asserted against Pubco or any of its Subsidiaries, no audit of any Tax Return of Pubco or any of its Subsidiaries is being conducted by a tax authority, and no extension of the statute of limitations on the assessment of any Taxes has been granted by Pubco or any of its Subsidiaries and is currently in effect. Pubco has withheld and paid all Taxes required to have been withheld and paid in connection with amounts paid or owing to any employee, independent contractor, creditor, stockholder or other third party.

5.15. Material Agreements. All of the contracts and agreements material to Pubco are filed as exhibits to the Pubco SEC Documents (“Pubco Material Agreements”).

5.16. Material Agreement Defaults. Pubco is not in Material Agreement Default and has not received any notice and has no Knowledge that any other party is, in Material Agreement Default under any Pubco Material Agreement; and there has not occurred any event that with the lapse of time or the giving of notice or both would constitute such a Material Agreement Default.

5.17. Operations and Accounts Receivable. Since December 31, 2009, Pubco has not had any operations or accounts receivable.

5.18. Properties. Neither Pubco nor any Subsidiary of Pubco owns or has ever owned any real property or any interest in real property (other than the leasehold interests in the Pubco Real Property Leases, defined below). Schedule 5.18 contains a complete and accurate list of all premises currently leased or subleased or otherwise used or occupied by Pubco, and of all current leases, lease guarantees, agreements and documents related thereto, including all amendments, terminations and modifications thereof or waivers thereto (“Pubco Real Property Leases”), as well as the current annual rent and the term under each Pubco Real Property Lease. Pubco has provided to iOra and Contributors a true and complete copy of each of the Pubco Real Property Leases, and in the case of any oral Pubco Real Property Lease, a written summary of the material terms of such Pubco Real Property Lease. The Pubco Real Property Leases are valid, binding and enforceable in accordance with their terms and are in full force and effect. To the Knowledge of Pubco, no event has occurred which (whether with or without notice, lapse of time or both or the happening or occurrence of any other event) would constitute a default on the part of Pubco or any other party under any of the Pubco Real Property Leases, and Pubco has not received notice of any such condition. Each of Pubco and its Subsidiaries has valid land use rights for all real property that is material to its business and good, clear and marketable title to all the tangible properties and tangible Assets reflected in the latest balance sheet as being owned by Pubco or acquired after the date thereof which are, individually or in the aggregate, material to Pubco’s business (except properties sold or otherwise disposed of since the date thereof in the ordinary course of business), free and clear of all Material Liens, encumbrances, claims, security interest, options and restrictions of any nature whatsoever.

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5.19. Intellectual Property. Neither Pubco nor any of its Subsidiaries (if any) own any Intellectual Property.

5.20. Board Determination. The Board of Directors of Pubco has unanimously determined that the terms of the Transactions are fair to and in the best interests of Pubco and its stockholders.

5.21. Issuance of Contribution Consideration. The issuance of the Contribution Consideration by Pubco will be in compliance with the DGCL, the Certificate of Incorporation and Bylaws of Pubco and applicable Law. The Contribution Consideration will be, upon issuance in accordance with this Agreement, duly issued, fully paid and nonassessable, free and clear of all Liens, and the Contributors shall become the owners of all right, title and interest thereto. As of the Closing, the number of Pubco Common Shares outstanding on an as-converted and fully diluted basis, and the percentage ownership thereof, shall be as set forth on the Closing Pubco Capitalization Table on Exhibit C, which shall represent all of the outstanding securities of Pubco as of the Closing (on an as-converted and fully diluted basis).

5.22.  No Affiliates. Neither the Sponsor nor the Pubco Majority Shareholder have any Affiliates who own any securities of Pubco, except as may be set forth on Schedule 5.22. As of the Closing, Magellan Alpha Investments Corp. shall not own any securities of Pubco, all of the securities of Pubco which were owned by Magellan Alpha Investments Corp. shall have been duly transferred to the Pubco Majority Shareholder, and the Pubco Majority Shareholder shall be the sole record and beneficial owner thereof.

5.23. Liabilities. As of the Closing, Pubco has no employees, Liabilities, Transaction Expenses or obligations of any nature (whether fixed or unfixed, secured or unsecured, known or unknown and whether absolute, accrued, contingent, or otherwise), other than the $75,000 amount set forth on Schedule 5.7(c).

ARTICLE 6
COVENANTS OF IORA

6.1. Satisfaction of Conditions Precedent. During the Interim Period, iOra will use its commercially reasonable efforts to satisfy or cause to be satisfied the conditions precedent to Closing which apply to iOra and that are set forth in Section 9.2, and will use its commercially reasonable efforts to cause the Transactions to be consummated, subject to the terms of this Agreement.

6.2. No Other Negotiations. Except as set forth on Schedule 4.10, during the Interim Period, iOra shall not, directly or indirectly, enter into an agreement for an Alternative Transaction with any Person that would reasonably be expected to prevent a Closing from occurring.

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6.3. Access. iOra shall afford to Pubco, and to the officers, employees, accountants, counsel, financial advisors and other Representatives of Pubco, at reasonable intervals and upon reasonable notice, reasonable access during normal business hours during the Interim Period, to all of iOra’s properties, books, contracts, commitments, personnel and records and, during such period, iOra shall furnish promptly to Pubco, (a) a copy of each report, schedule, and other documents filed by it during such period pursuant to the requirements of federal or state securities Laws and (b) all other information concerning its business, properties and personnel as Pubco or its Representatives may reasonably request, provided, however, that Pubco and its Representatives shall conduct any such activities in such a manner as not to unreasonably interfere with the business or operations of iOra and its Affiliates and Subsidiaries.

6.4. Conduct of Business. Except as set forth on Schedule 4.10 or in the 8-K Report, except as contemplated by the Transactions, or the Private Placement as described in Section 8.10, from the date of this Agreement and until the earlier of: (i) the Closing Date, (ii) the Final Date (as defined in Section 10.1 below), or (iii) until the prior termination of this Agreement in accordance with ARTICLE 10, (such time period, the “Interim Period”) iOra shall not, unless consented to in writing by Pubco (such consent not to be unreasonably withheld, conditioned or delayed):

(a) except in the normal and ordinary course of business, engage in any material transaction or create or suffer to exist any material Lien upon any of its material assets or which will not be discharged in full upon or promptly after the closing on the Private Placement;

(b) sell, assign or otherwise transfer any material amount of its assets, or cancel or compromise any debts or claims relating to its assets, other than in the ordinary course of business or as is not material to iOra;

(c) fail to use reasonable efforts to preserve intact its present business organizations, keep available the services of its key employees and preserve its material relationships with customers, suppliers, licensors, licensees, distributors and others, other than in the ordinary course of business;

(d) permit any Material Adverse Effect to occur with respect to iOra;

(e) except as expressly contemplated by this Agreement, or the Private Placement, split, combine, recapitalize or reclassify any of its shares or other equity interests or issue any other material amount of securities in respect thereof or pay or set aside any material dividend or other material distribution (whether in cash, equity or property or any combination thereof) in respect of its shares or other equity interests, or directly or indirectly redeem, purchase or otherwise acquire or offer to acquire any material amount of its securities;

(f) amend, waive or otherwise change, in any respect, its Organizational Documents (except as contemplated by this Agreement, the Certificate of Designation or the Private Placement);

(g) except in the ordinary course of business, incur, create, assume, prepay or otherwise become liable for any Indebtedness (directly, contingently or otherwise), make a loan or advance to or investment in any third party, or guarantee or endorse any Indebtedness, Liability or obligation of any Person, other than as is not material to iOra;

(h) acquire, including by merger, consolidation, acquisition of stock or assets, or any other form of business combination, any corporation, partnership, limited liability company, other business organization or any division thereof, or any material amount of assets outside the ordinary course of business;

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(i) adopt a plan of complete or material liquidation, dissolution, merger, consolidation, restructuring, recapitalization or other reorganization (other than as contemplated by this Agreement the Certificate of Designation or the Private Placement);

(j) sell, lease, license, transfer, exchange or swap, mortgage or otherwise pledge or encumber (including securitizations), or otherwise dispose of any material portion of any material amount of its properties, assets or rights, other than in the ordinary course of business; or

(k)  authorize any, or commit or agree to take any of, the foregoing actions.

ARTICLE 7
COVENANTS OF PUBCO AND PUBCO MAJORITY SHAREHOLDER

7.1. Conduct of the Pubco Business. During the Interim Period, Pubco shall not, except as contemplated by this Agreement or as set forth in Schedule 7.1, and unless consented to in writing by iOra (such consent not to be unreasonably withheld, conditioned or delayed):

(a) engage in any transaction, except in the normal and ordinary course of business, or create or suffer to exist any lien or other encumbrance upon any of its assets or which will not be discharged in full prior to the Closing Date;

(b) sell, assign or otherwise transfer any of its assets, or cancel or compromise any debts or claims relating to its assets, other than for fair value, in the ordinary course of business, and consistent with past practice;

(c) fail to use reasonable efforts to preserve intact its present business organizations, keep available the services of its employees and preserve its material relationships with customers, suppliers, licensors, licensees, distributors and others, to the end that its good will and ongoing business not be impaired prior to the Closing Date;

(d) permit any Material Adverse Effect to occur with respect to Pubco;

(e) except as expressly contemplated by this Agreement, split, combine, recapitalize or reclassify any of its shares or other equity interests or issue any other securities in respect thereof or pay or set aside any dividend or other distribution (whether in cash, equity or property or any combination thereof) in respect of its shares or other equity interests, or directly or indirectly redeem, purchase or otherwise acquire or offer to acquire any of its securities;

(f) amend, waive or otherwise change, in any respect, its Organizational Documents (except as contemplated by this Agreement);

(g) incur, create, assume, prepay or otherwise become liable for any Indebtedness (directly, contingently or otherwise), make a loan or advance to or investment in any third party, or guarantee or endorse any Indebtedness, Liability or obligation of any Person;

(h) acquire, including by merger, consolidation, acquisition of stock or assets, or any other form of business combination, any corporation, partnership, limited liability company, other business organization or any division thereof, or any material amount of assets outside the ordinary course of business;

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(i) adopt a plan of complete or partial liquidation, dissolution, merger, consolidation, restructuring, recapitalization or other reorganization (other than as contemplated by this Agreement);

(j) sell, lease, license, transfer, exchange or swap, mortgage or otherwise pledge or encumber (including securitizations), or otherwise dispose of any material portion of its properties, assets or rights; or

(k) authorize any, or commit or agree to take any of, the foregoing actions.

7.3. Access. Pubco shall afford to each Contributor and iOra, and to the officers, employees, accountants, counsel, financial advisors and other Representatives of each Contributor and iOra, at reasonable intervals and upon reasonable notice, reasonable access during normal business hours during the Interim Period, to all of the Pubco’s properties, books, contracts, commitments, personnel and records and, during such period, the Pubco shall furnish promptly to each Contributor and iOra, (a) a copy of each report, schedule, registration statements and other documents filed by it during such period pursuant to the requirements of federal or state securities Laws and (b) all other information concerning its business, properties and personnel as iOra or its Representatives may reasonably request; provided, however, that iOra and its Representatives shall conduct any such activities in such a manner as not to unreasonably interfere with the business or operations of Pubco and its Affiliates and Subsidiaries.

7.4.  Pubco Public Filings. During the Interim Period, Pubco will keep current and timely file all of its public filings with the SEC and otherwise comply in all material respects with applicable securities Laws and shall use its commercially reasonable efforts to maintain the quotation of Pubco’s securities on the over-the-counter market.

7.5. Satisfaction of Conditions Precedent. During the term of this Agreement, Pubco will use its commercially reasonable efforts to satisfy or cause to be satisfied all the conditions that are set forth in Section 9.3, and Pubco will use its commercially reasonable efforts to cause the Transactions to be consummated, subject to the terms of this Agreement.

7.6. Adjustments for Issuance of Additional Shares of Common Stock.

(a) In the event Pubco shall, at any time after the Closing through the later of: (x) one (1) year after the Closing Date or (y) the date that Pubco is listed on a national securities exchange, issue or sell any additional Pubco Common Shares, other than Exempted Securities, to a director, officer, executive employee, or Affiliate of Pubco, (the "Additional Insider Common Shares"), at a price per share less than $1.00 (the “Anti-Dilution Price”), or without consideration, (an “Affiliate Issuance”) and, at the time of such Affiliate Issuance, the Pubco Majority Shareholder (including its Affiliates) and Michael Rabinowitz, Clifford Teller, Edward Rose, Chris Fiore, Lawrence Glassberg, James Siegel and Timothy Murphy (collectively with the Pubco Majority Shareholder, the “Pubco Insiders”) collectively own at least three percent (3%) of the outstanding Pubco Common Shares on a fully diluted basis (provided that such fully diluted number shall not include any securities issued as consideration for services rendered to Pubco), then, each Pubco Insider shall be issued, pro rata based on the percentage of Pubco Common Shares owned by such Pubco Insider immediately prior to the Affiliated Issuance (the “Pre-Affiliated Issuance Shares”), a number of Pubco Common Shares equal to:

(i) the number of Pubco Common Shares outstanding immediately after the Affiliated Issuance, divided by

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(ii) the number of Pubco Common Shares outstanding immediately prior to the Affiliated Issuance, plus the number of Pubco Common Shares (rounded to the nearest whole share) which the aggregate consideration for the total number of such Additional Insider Common Shares so issued would purchase at a price per share equal to the Anti-Dilution Price, multiplied by

(iii) the number of Pre-Affiliated Issuance Shares owned by such Pubco Insider at the time of the Affiliated Issuance.

(b) All the share numbers and per share amounts in this Section 7.6 shall be appropriately adjusted to reflect splits, dividends payable in shares of Pubco’s securities and corporate reorganizations which occur after the conversion of the Pubco Convertible Preferred Shares into Pubco Common Shares. For the avoidance of doubt, no Additional Insider Common Shares shall be due to the pre-Closing Pubco shareholders as a result of the issuance of any Exempted Securities.

7.7. Adjustments for an Affiliated Entity Transaction.

(a) In the event that Pubco shall, at any time after the Closing through the earlier of: (x) one (1) year after the Closing Date or (y) the date that Pubco is listed on a national securities exchange, merge with an entity Affiliated with the Contributors (such entity, an “Affiliated Entity” and such transaction with an Affiliated Entity, an “Affiliated Entity Transaction”), the pre-Closing Pubco shareholders shall be issued, pro rata based on the number of Pre-Closing Pubco Common Shares respectively owned by each of them prior to the Closing, a number of Pubco Common Shares equal to: (a) the EBITDA multiple paid by Pubco for the Affiliated Entity, minus 7.5 (b) multiplied by 8.4% (c) multiplied by the EBITDA of the Affiliated Entity, (d) divided by the post-Split (as defined below) dollar value per share (which the parties anticipate to be $1.00).

(b) All the share numbers and per share amounts in this Section 7.7 shall be appropriately adjusted to reflect splits, dividends payable in shares of Pubco’s securities and corporate reorganizations which occur after the closing of the Private Placement.

7.8. No Other Negotiations. During the Interim Period, neither Pubco, the Sponsor nor the Pubco Majority Shareholder, shall, directly or indirectly, enter into an agreement for an Alternative Transaction with any Person that would reasonably be expected to prevent a Closing from occurring.

7.9. Certain Board Approvals.

(a) Pubco Board Approvals and Filings. Prior to the Closing, Pubco, the Pubco Majority Shareholder and the Sponsor shall, subject to the rules and regulations of the SEC, take all necessary action, including by obtaining the unanimous written consent of the directors of Pubco (the “Pre-Closing Pubco Board Approval”), to accomplish all of the following:

(i) Approval of Certificate of Designation. Approve and authorize a certificate of designation of Pubco (the “Certificate of Designation”), in the form attached as Exhibit D, designating the rights of the Pubco Convertible Preferred Shares.

(ii) Filing of Certificate of Designation. Promptly following the approval and authorization of the Pubco Certificate of Designation by written consent of Pubco’s board of directors, file the Pubco Certificate of Designation with the Secretary of State of the State of Delaware; and

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(iii) Issuance of Convertible Preferred Shares to Contributors. Upon filing the Certificate of Designation, issue all authorized Pubco Convertible Preferred Shares to the Contributors, in accordance with their respective Pro Rata Shares as set forth on Exhibit B, such that as of such filing (and prior to the Closing), Pubco shall have authorized 10,000,000 Pubco Convertible Preferred Shares, which shall be issued by Pubco in such amounts and to such Persons such that the ownership of Pubco on an as-converted and fully diluted basis as of the Closing is as set forth in Exhibit C.

(b) Pubco Board Approvals at Closing. Upon the Closing, Pubco shall, subject to the rules and regulations of the SEC (including, without limitation, compliance with Rule 14f-1 under the Exchange Act), take all necessary action and use its commercially reasonable efforts, including, by obtaining the unanimous written consent of Pubco’s board of directors (the “Closing Pubco Board Approval”) to:

(i) Appointment of Post-Closing Pubco Board. (A) cause Pubco’s board of directors to consist of three (3) individuals, and (B) cause Pubco’s entire board of directors as of the Closing, to consist of the Persons whose names are set forth on Schedule 7.9(b)(i) (the “Post-Closing Pubco Board”);

(ii) Amendment and Restatement of Pubco Charter. Authorize and approve the amendment and restatement of Pubco’s certificate of incorporation, in a form reasonably acceptable to the Contributor Representative, (the “Amended and Restated Pubco Charter”), which, contains such terms reasonably required by the Contributor Representative;

(iii) Issuance of Pubco Common Stock to Contributors. Authorize and approve the issuance of such number of Pubco Common Shares to the Contributors upon conversion of their Pubco Convertible Preferred Shares to Pubco Common Shares as is required by the Certificate of Designation and as necessary to achieve the ownership percentages set forth on Exhibit C (such Pubco Common Shares, the “Converted Common Shares”); and

(iv) Authorization of this Agreement and the Ancillary Documents. Authorize the execution, delivery and performance of this Agreement, each of the Ancillary Documents to which Pubco is a party or by which it is bound, and the consummation of the transactions contemplated hereby and thereby.

7.10. SEC Schedule 14F-1.

(a) At least 10 days prior to the Closing, Pubco shall prepare and file with the SEC and transmit to all holders of record of securities of Pubco who would be entitled to vote at a meeting for election of directors, such information as is required by Rule 14f-1 under the Exchange Act, and a Schedule 14F-1 (the “Schedule 14F-1”) containing and disclosing all information which is required to be contained or disclosed therein pursuant to Rule 14f-1 under the Exchange Act, in connection with the actions taken by Pubco and its directors pursuant to Section 7.9(b)(i) (all in accordance with and as required by Pubco’s Organizational Documents, applicable Law and any applicable rules and regulations of the SEC).

(b) Pubco shall provide copies of the proposed forms of the Schedule 14F-1 and related items (including, in each case, any amendments or supplements thereto) to iOra such that iOra and its Representatives are afforded a reasonable amount of time prior to the dissemination or filing thereof to review such material and comment thereon, and Pubco shall reasonably consider in good faith any comments of such Persons. Pubco and its respective Representatives shall respond promptly to any comments of the SEC or its staff with respect to the Schedule 14F-1 and promptly correct any information provided by it for use in the Schedule 14F-1 if and to the extent that such information shall have become false or misleading in any material respect or as otherwise required by applicable Laws. Pubco shall provide iOra and its Representatives with copies of any written comments, and shall inform them of any material oral comments that Pubco or any of its Representatives receive from the SEC or its staff with respect to the Schedule 14F-1 promptly after the receipt of such comments and shall give iOra a reasonable opportunity under the circumstances to review and comment on any proposed written or material oral responses to such comments.

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7.11. Indemnification. The Sponsor and the Pubco Majority Shareholder shall jointly and severally indemnify, defend and hold harmless iOra, each Contributor and their respective Representatives and any successor or assign thereof from and against, and pay or reimburse such Persons, any and all losses, Actions, Orders, Liabilities, damages, Taxes, interest, penalties, Liens, amounts paid in settlement and reasonable costs and expenses (including reasonable expenses of investigation and court costs and reasonable attorneys’ fees and expenses) (any of the foregoing, a “Loss”) suffered or incurred by, or imposed upon, any such Person arising in whole or in part out of or resulting directly or indirectly from a third-party claim based upon or related to: (a) any inaccuracy in or breach of Sections 5.21, 5.22 or 5.23 of this Agreement; (b) any nonfulfillment or breach of any covenant, obligation or agreement made by or on behalf of Sponsor in this Agreement; or (c) resulting from or related to any “cram down”, “crush down”, conversion of debt to equity, or other change in the capital structure of Pubco or the ownership percentages of the shareholders of Pubco, which arose, occurred or accrued prior to the Contributors collectively becoming the owners of and having the right to vote at least 62.3% of the voting capital stock of Pubco. The Sponsor shall not be obligated to pay more than $21,000 in the aggregate pursuant to this Section 7.11.

7.12. Reverse Split. Prior to or simultaneously with the automatic conversion of Pubco’s Series A Convertible Preferred Stock pursuant to the Certificate of Designation, Pubco shall effectuate a reverse split (the “Split”) of its common stock, and the Parties to this Agreement will agree to vote in favor of such Split. The Split will be in a ratio of one share for every 41.7138095238095 shares of common stock outstanding.

ARTICLE 8
COVENANTS OF PUBCO, CONTRIBUTORS AND IORA

8.1. Notices of Certain Events. During the Interim Period, each of the Parties shall give prompt notice to the other Parties, if such Party: (a) fails to comply with or satisfy any covenant, condition or agreement to be complied with or satisfied by it hereunder in any material respect; (b) receives any notice or other communication in writing from any third party (including any Governmental Entity) alleging (i) that the consent of such third party is or may be required in connection with the Transactions contemplated by this Agreement or (ii) any material non-compliance with any Law by such Party; (c) receives any notice or other communication from any Governmental Entity in connection with the Transactions contemplated by this Agreement; (d) discovers any fact or circumstance that, or becomes aware of the occurrence or non-occurrence of any event the occurrence or non-occurrence of which, would reasonably be expected to cause or result in any of the conditions set forth in ARTICLE 9 not being satisfied or the satisfaction of those conditions being materially delayed; or (e) becomes aware of the commencement or threat, in writing, of any Action against such Party, or, to the Knowledge of such Party, any officer, director, partner, member or manager, in his, her or its capacity as such, , with respect to the consummation of the transactions contemplated by this Agreement. No such notice shall constitute an acknowledgement or admission by the Party providing the notice regarding whether or not any of the conditions to the Closing have been satisfied or in determining whether or not any of the representations, warranties or covenants contained in this Agreement have been breached. Delivery of notice pursuant to this Section 8.1 shall not limit or otherwise affect remedies available to any Party hereunder.

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8.2. Public Announcements.

(a) No Party shall have the right to issue any press release or other public statement with respect to this Agreement or the Transactions without the prior written consent of each other Party (not to be unreasonably withheld, delayed, denied or conditioned), except as such release or announcement may be required by applicable Law or the rules or regulations of any securities exchange, in which case the applicable Party shall use commercially reasonable efforts to allow the other Parties reasonable time to comment on, and arrange for any required filing with respect to, such release or announcement in advance of such issuance.

(b) In connection with the preparation of any release or announcement which may be required by applicable Law, or any other report, statement, filing, notice or application made by or on behalf of a Party to any Governmental Entity or other third party in connection with the transactions contemplated hereby, each Party shall, upon request by any other Party, furnish the Parties with all information concerning themselves, their respective directors, officers and equity holders, and such other matters as may be reasonably necessary or advisable in connection with the transactions contemplated hereby, or any other report, statement, filing, notice or application made by or on behalf of a Party to any third party and/or any Governmental Entity in connection with the transactions contemplated hereby.

8.3. Confidential Information.

(a) iOra and the Contributors (in each case, prior to the Closing) hereby agree that they shall, and shall cause their respective Representatives to: (i) treat and hold in strict confidence any Pubco Confidential Information, and will not use for any purpose (except in connection with the consummation of the transactions contemplated by this Agreement or the Ancillary Documents, performing their obligations hereunder or thereunder, enforcing their rights hereunder or thereunder, or in furtherance of their authorized duties on behalf of Pubco or its Subsidiaries), nor directly or indirectly disclose, distribute, publish, disseminate or otherwise make available to any third party any of the Pubco Confidential Information without Pubco’s prior written consent; and (ii) in the event that iOra (prior to the Closing), any Contributor or any of their respective Representatives becomes legally compelled to disclose any Pubco Confidential Information, (A) provide Pubco with prompt written notice of such requirement so that Pubco or an Affiliate thereof may seek a protective order or other remedy or waive compliance with this Section 8.3(a), and (B) in the event that such protective order or other remedy is not obtained, or Pubco waives compliance with this Section 8.3(a), furnish only that portion of such Pubco Confidential Information which is legally required to be provided as advised in writing by outside counsel and to exercise its commercially reasonable efforts to obtain assurances that confidential treatment will be accorded such Pubco Confidential Information. In the event that this Agreement is terminated and the transactions contemplated hereby are not consummated, iOra and the Contributors shall, and shall cause their respective Representatives to, promptly deliver to Pubco any and all copies (in whatever form or medium) of Pubco Confidential Information and destroy all notes, memoranda, summaries, analyses, compilations and other writings related thereto or based thereon. Notwithstanding the foregoing, iOra, its Subsidiaries, the Contributors and their respective Representatives shall be permitted to disclose any Pubco Confidential Information: (i) to the extent required by the federal securities Laws, (ii) to Sperry Younger, National Securities Corporation, and each of their respective agents, Affiliates and Representatives, and to any potential investors in connection with the Private Placement, and (iii) to any shareholders or creditors of iOra.

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(b) Pubco hereby agrees that during the Interim Period and, in the event this Agreement is terminated in accordance with ARTICLE 10, for a period of two (2) years after such termination, it shall, and shall cause its Representatives to: (i) treat and hold in strict confidence any iOra Confidential Information, and will not use for any purpose (except in connection with the consummation of the transactions contemplated by this Agreement or the Ancillary Documents, performing its obligations hereunder or thereunder or enforcing its rights hereunder or thereunder), nor directly or indirectly disclose, distribute, publish, disseminate or otherwise make available to any third party any of the iOra Confidential Information without iOra’s prior written consent; and (ii) in the event that Pubco or any of its Representatives becomes legally compelled to disclose any iOra Confidential Information, (A) provide iOra with prompt written notice of such requirement so that iOra, a Contributor or an Affiliate of any of them may seek a protective order or other remedy or waive compliance with this Section 8.3(b), and (B) in the event that such protective order or other remedy is not obtained, or iOra waives compliance with this Section 8.3(b), furnish only that portion of such iOra Confidential Information which is legally required to be provided as advised in writing by outside counsel and to exercise its commercially reasonable efforts to obtain assurances that confidential treatment will be accorded such iOra Confidential Information. In the event that this Agreement is terminated and the transactions contemplated hereby are not consummated, Pubco shall, and shall cause its Representatives to, promptly deliver to iOra any and all copies (in whatever form or medium) of iOra Confidential Information and destroy all notes, memoranda, summaries, analyses, compilations and other writings related thereto or based thereon. Notwithstanding the foregoing, Pubco and its Representatives shall be permitted to disclose any iOra Confidential Information to the extent required by the federal securities Laws.

8.4. Transfer Taxes. Pubco and iOra shall cooperate in the preparation, execution and filing of all returns, questionnaires, applications or other documents regarding any real property transfer or gains, sales, use, transfer, value added, stock transfer and stamp taxes, any transfer, recording, registration and other fees, and any similar taxes which become payable in connection with the Transactions that are required or permitted to be filed on or before the Closing Date.

8.5. Reasonable Efforts. The Parties further agree to use commercially reasonable efforts to take, or cause to be taken, all actions, and to do, or cause to be done, and to assist and cooperate with the other parties in doing, all things necessary, proper or advisable to consummate and make effective, and to satisfy all conditions to, in the most expeditious manner practicable, the Transactions, including (i) the obtaining of all other necessary actions or nonactions, waivers, consents, licenses, Permits, authorizations, Orders and approvals from Governmental Entities and the making of all other necessary registrations and filings, (ii) the obtaining of all consents, approvals or waivers from third parties related to or required in connection with the Transactions or required to prevent a Material Adverse Effect on iOra from occurring prior to or after the Closing Date, (iii) the satisfaction of all conditions precedent to the Parties’ obligations hereunder, and (iv) the execution and delivery of any additional instruments necessary to consummate the Transactions contemplated by, and to fully carry out the purposes of, this Agreement.

8.6. Fees and Expenses. Except as set forth in this Agreement, each Party will be responsible for all of the legal, accounting and other expenses incurred by such Party hereto in connection with the Transactions.

8.7. Regulatory Matters and Approvals. Each of the Parties hereto will give any notices to, make any filings with, and use its commercially reasonable efforts to obtain any authorizations, consents, and approvals of governments and governmental agencies in connection with the matters referred to in Sections 4.5 and 5.5 above.

8.8. Current Report. Pubco shall file a current report on Form 8-K with the SEC within four (4) business days of the Closing Date containing information about the Transactions and pro forma financial statements of iOra and audited financial statements of iOra as required by Regulation S-K under the Securities Act.

8.9.  Pubco Transaction Expenses, Indebtedness and Liabilities. Prior to the Closing, the Sponsor shall timely pay or cause to be paid, all Liabilities and Indebtedness of Pubco existing on or prior to the Closing, including all Transaction Expenses, other than the $75,000 amount set forth on Schedule 5.7(c).

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8.10. Private Placement. Pubco, the Sponsor, the Pubco Representative and the Pubco Majority Shareholder hereby acknowledge and agree, on behalf of themselves and their Affiliates, that they have previously been provided and received a private placement memorandum (the “PPM”) relating to the Private Placement, and they each hereby consent to and waive any rights which it may have with regard to the Private Placement and the negotiation, sale of securities and use of proceeds contemplated by the Private Placement, provided that no material changes are made to the terms of the Private Placement as described in the PPM. A material change shall include, but not be limited to, a reduction in the sale price of a unit (which shall be comprised of 1 share of common stock and 1 common stock purchase warrant to acquire one share of common stock) (the “Unit”) below $1.50 per Unit, a reduction in the exercise price of the warrants to below $2.00 per share, an increase in the number of securities offered with each Unit, the addition of non-standard anti-dilution, ratchet or black-scholes protection to the warrants or any change to the form of Unit to a different form of security.

ARTICLE 9
CONDITIONS TO CLOSING

9.1. Conditions to Obligations of Each Party to Effect the Transactions. The obligations of each Party to consummate the Closing shall be subject to the satisfaction or written waiver (where permissible) by iOra, Pubco, and the Contributor Representative, of the following conditions on or prior to the Closing Date:

(a) No Law. No Governmental Entity shall have enacted, issued, promulgated, enforced or entered any Law (whether temporary, preliminary or permanent) or Order that is then in effect and which has the effect of making the transactions or agreements contemplated by this Agreement illegal or which otherwise prevents or prohibits consummation of the transactions or agreements contemplated by this Agreement.

(b) No Litigation. No temporary restraining Order, preliminary or permanent injunction issued by any court of competent jurisdiction preventing or prohibiting the consummation of the Transactions contemplated herein shall be in effect; provided, however, that each Party shall have used its commercially reasonable efforts to prevent the entry of such Orders or injunctions and to appeal as promptly as possible any such Orders or injunctions and to appeal as promptly as possible any such Orders or injunctions that may be entered; and there shall not be any pending Action brought by a third-party non-Affiliate actively seeking to enjoin or otherwise restrict the consummation of the Closing.

(c) Requisite Regulatory Approvals. All Consents, Orders and filings required to be obtained from or made with any Governmental Entity in order to consummate the transactions contemplated by this Agreement, shall have been obtained or made.

(d) Consents Obtained. All consents, waivers, approvals, authorizations required to be obtained from any third party (other than a Governmental Entity), for the authorization, execution, delivery or performance of this Agreement and the consummation of the transactions contemplated hereby, and that are set forth or referred to on Schedule 9.1, shall have been obtained.

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9.2. Additional Conditions to Obligations of Pubco. The obligations of Pubco to consummate the Transactions are also subject to the satisfaction or waiver (by Pubco) in writing at or prior to the Closing Date of the following conditions:

(a) Representations and Warranties. The representations and warranties of each Contributor and iOra contained in this Agreement and in any certificate or other writing delivered to Pubco pursuant hereto shall be true and correct on and as of the Closing Date with the same force and effect as if made on and as of the Closing Date, except for (i) those representations and warranties that address matters only as of a particular date (which representations and warranties were accurate as of such date), and (ii) any failures to be true and correct that (without giving effect to any qualifications or limitations as to materiality or Material Adverse Effect), individually or in the aggregate, have not had and would not reasonably be expected to have a Material Adverse Effect on, or with respect to, iOra and do not materially and adversely affect iOra’s ability to consummate the transactions contemplated by the Contribution Agreement; and Pubco shall have received a certificate to such effect from iOra.

(b) Agreements and Covenants. iOra and each Contributor shall have, in all material respects, performed or complied with all agreements and covenants required by this Agreement to be performed or complied with by it on or prior to the Closing Date.

(c) Absence of Material Adverse Effect. Since the date of this Agreement, there shall not have been any Material Adverse Effect with respect to iOra.

(d) Insurance. iOra shall have obtained commercially reasonable directors and officers insurance for Pubco that will take effect at the Closing.

(e) Closing Deliveries.

(i)  Officer Certificate. iOra shall have delivered to Pubco a certificate executed by the Secretary of iOra certifying as to the satisfaction of the conditions specified in Section 9.2(a) above.

(ii) Secretary Certificate. iOra shall have delivered to Pubco a certificate executed by an executive officer of iOra certifying as to: (A) the unanimous written consent duly adopted by the board of directors of iOra, authorizing the execution, delivery and performance of this Agreement, each of the Ancillary Documents to which Pubco is a party or by which it is bound, and the consummation of the transactions contemplated hereby and thereby; and (B) the incumbency of the officers of Pubco authorized to execute this Agreement and all agreements and documents contemplated hereby which are to be executed on behalf of Pubco.

(iii) Delivery of iOra Stock Certificates. Contributors will each have delivered to Pubco, share certificates representing the iOra Shares, together with stock powers for the transfer of the iOra Shares to Pubco;

(iv) Cash Payment. At Closing, each Contributor shall make its Pro Rata Share of the Cash Payment to an account designated in writing by Pubco, in immediately available funds.

(v) iOra Financial Statements. Pubco shall have received a draft of the 8-K Report from iOra, containing the iOra Financial Statements and other narrative disclosure of iOra’s financial results and business and other information contained in the 8-K Report.

(vi) Voting Trust Agreement. The Contributor Representative will have delivered to Pubco a duly executed Voting Trust Agreement.

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(vii) Lock-Up Agreement. Each Contributor shall each have executed and delivered to Pubco a lock-up agreement, in a form which has been mutually agreed upon by the Parties (the “Lock-Up Agreement”), restricting the sale or transfer of each such Contributor’s Pubco Common Shares until the earlier of twelve months after the Closing and the date Pubco’s securities are listed on a national securities exchange.

(viii) Majority Shareholder Voting Agreement. The Contributors, shall each have executed and delivered a voting agreement (the “Majority Shareholder Voting Agreement”), in a form mutually agreed upon by the Parties, which shall provide that, for a period of one (1) year after the Closing, the parties thereto will agree to vote in favor of the designee of the Pubco Majority Stockholder to the Board of Directors of Pubco.

(ix) Additional Deliveries. iOra will have delivered to Pubco, on or prior to the Closing Date a good standing certificate of iOra dated on or after December 21, 2016.

(f) Right of First Refusal Agreement. iOra shall have delivered to Maxim Group, LLC a right of first refusal Agreement in form reasonably satisfactory to iOra and Maxim Group, LLC, provided that such agreement shall exclude and Maxim Group LLC shall have granted to iOra and its Affiliates, a written consent and waiver of any right of first refusal and right to receive any payment related to the Private Placement (the “Right of First Refusal Agreement”).

(g) Registration Rights Agreement. Pubco shall have entered into a Registration Rights Agreement with certain of its pre-Closing stockholders, providing for piggyback registration rights for such stockholders, in a form mutually agreed upon by the Parties.

9.3. Additional Conditions to Obligations of Contributors and iOra. The obligations of each Contributor and iOra to consummate the Transactions are also subject to the satisfaction or waiver (by iOra and the Contributor Representative) in writing at or prior to the Closing Date, of the following conditions:

(a) Representations and Warranties. The representations and warranties of Pubco contained in this Agreement and in any certificate or other writing delivered to iOra pursuant hereto shall be true and correct on and as of the Closing Date with the same force and effect as if made on and as of the Closing Date, except for (i) those representations and warranties that address matters only as of a particular date (which representations and warranties were accurate as of such date), and (ii) any failures to be true and correct that (without giving effect to any qualifications or limitations as to materiality or Material Adverse Effect), individually or in the aggregate, have not had and would not reasonably be expected to have a Material Adverse Effect on, or with respect to, Pubco and do not materially and adversely affect Pubco’s ability to consummate the transactions contemplated by this Agreement.

(b)  Agreements and Covenants. Pubco, the Sponsor, and the Pubco Majority Shareholder shall each have performed or complied with all agreements and covenants required by this Agreement to be performed or complied with by it on or prior to the Closing Date, and iOra shall have received a certificate to such effect signed by the President and Chief Executive Officer of Pubco.

(c) Absence of Material Adverse Effect. Since the date of this Agreement, there shall not have been any Material Adverse Effect on Pubco.

(d) Pubco Board Approval. The Pre-Closing Board Approval and the Closing Pubco Board Approval shall have been obtained by Pubco in accordance with this Agreement (including, without limitation, the requirements of Sections 7.9(a) and (b)), Pubco’s Organizational Documents and applicable Law.

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(e) Approval and Filing of the Pubco Certificate of Designation. The board of directors of Pubco shall have approved, authorized and caused the Certificate of Designation to be filed with the Secretary of State of the State of Delaware.

(f) Closing Deliveries.

(i) Officer Certificate. Pubco shall have delivered to iOra a certificate, dated the Closing Date, signed by an executive officer of Pubco in such capacity, certifying as to the satisfaction of the conditions specified in Sections 9.3(a), 9.3(b), 9.3(c) and 9.3(f)(viii).

(ii) Secretary Certificate. Pubco shall have delivered to iOra a certificate executed by the Secretary of Pubco (the “Pubco Secretary Certificate”) certifying as to each of the following: (A) the effectiveness and validity of the Pre-Closing Pubco Board Approval; (B) the effectiveness and validity of the Closing Pubco Board Approval; (C) the effectiveness and validity, of the Certificate of Designation; and (D) the incumbency of the officers of Pubco authorized to execute this Agreement and all agreements and documents contemplated hereby which are to be executed on behalf of Pubco. Each of the duly executed items described (A) to (D) above shall be attached to the Pubco Secretary Certificate and delivered therewith to iOra and each Contributor.

(iii) Legal Opinion. Pubco shall have delivered to iOra and Contributors a favorable opinion dated as of the Closing Date, of Loeb & Loeb LLP, counsel to Pubco, in a form mutually agreed upon by the Parties.

(iv) Issuance of the Contribution Consideration. Pubco shall have issued and delivered or caused its Transfer Agent to have issued and delivered, certificates representing the Pubco Convertible Preferred Shares issuable as Contribution Consideration, to and in the name of each Contributor such that each Contributor has received its Pro Rata Share of the Contribution Consideration in its name, together with any other instruments, executed and delivered by Pubco as necessary to transfer all right, title and interest to such Contribution Consideration to each Contributor.

(v) Resignations of Pubco Officers. Schedule 9.3(f)(v) contains the list of pre-Closing Pubco officers and their offices from which they are resigning, each of whom shall have delivered to iOra letters of resignation duly executed by each such Pubco officer, effecting his resignation from each such office, which letters of resignation shall be effective upon the Closing Date.

(vi) Lock-Up Agreement. Each of the Sponsor, Pubco Majority Shareholder and the Pubco Insiders shall have executed and delivered to the Contributors a Lock-Up Agreement, restricting the sale or transfer of their respective Pubco Common Shares until the earlier of twelve months after the Closing and the date Pubco’s securities are listed on a national securities exchange.

(vii) Voting Trust Agreement. Each of Pubco, the Trustee, and the Pubco Majority Shareholder, shall have executed and delivered the Voting Trust Agreement to the Contributors, in a form reasonably acceptable to the Contributors.

(viii) Closing Pubco Balance Sheet. Pubco shall have delivered the Closing Pubco Balance Sheet to the Contributors, certified to by an officer of Pubco in accordance with Section 9.3(f)(i).

(ix) Majority Shareholder Voting Agreement. The Pubco Majority Shareholder shall have delivered to each Contributor, a duly executed Majority Shareholder Voting Agreement.

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(x) Additional Deliveries. Pubco will have delivered to Contributors, on or prior to the Closing Date, (A) pay-off letters and releases relating to all Indebtedness and Liabilities of Pubco as necessary to confirm that Pubco has paid or otherwise satisfied all such Liabilities and Indebtedness as of the Closing, (B) a good standing certificate for Pubco from the State of Delaware, dated within 10 days of the Closing Date, and (C) such other documents as Contributors may reasonably request.

(g) No Liabilities. Other than the $75,000 amount set forth on Schedule 5.7(c), Pubco shall have no actual or contingent Liabilities, and Pubco will have no other obligations of any nature (whether fixed or unfixed, secured or unsecured, known or unknown and whether absolute, accrued, contingent, or otherwise) (including, without limitation, any Contracts), except for its obligations incurred under this Agreement and the Ancillary Documents.

(h) SEC Reports Related to the Transactions. Pubco shall have timely filed with the SEC, shall have obtained all necessary consents and approvals from, and shall have cleared all comments from, the SEC for all reports, forms, schedules, statements and other documents required to be filed or furnished by Pubco to or with the SEC through the Closing Date, as contemplated herein. All such reports, forms, schedules, statements and other documents and all amendments or supplements thereto, when filed, furnished, distributed or disseminated, as applicable, shall have complied in all material respects as to form and with the requirements of applicable Law as of the Closing Date.

(i) Other Exchange Act Reporting. Pubco will have made all required filings with the Securities and Exchange Commission under the Exchange Act, and such filings will have complied in all material respects with applicable requirements under the Exchange Act.

(j)  Management and Administrative Services Agreement. Stocksfield and iOra shall have mutually agreed upon and entered into a Management and Administrative Services Agreement.

(k) Pubco Majority Shareholder Affiliates. Pubco shall have delivered written evidence reasonably satisfactory to the Contributor Representative, sufficient to show that all securities of Pubco which were owned by Magellan Alpha Investments, Corp. (“Magellan”) or by any other Affiliate of Magellan or the Sponsor, have been transferred into the name of the Pubco Majority Shareholder, and that the Pubco Majority Shareholder is the record and beneficial owner thereof.

ARTICLE 10
TERMINATION

10.1. Termination. This Agreement may be terminated at any time prior to the Closing Date, as follows:

(a) by mutual written agreement of Contributor Representative and Pubco;

(b) by written notice by iOra, either of the Contributors or by the Contributor Representative if: (i) Pubco, Pubco Representative, the Sponsor or the Pubco Majority Shareholder, has breached any of its representations, warranties, covenants or agreements set forth in this Agreement and such breach has resulted or can reasonably be expected to result in a Material Adverse Effect on Pubco or can reasonably be expected to prevent or materially delay the consummation of the Transactions, and (ii) the breach or inaccuracy is incapable of being cured or is not cured within the earlier of (A) twenty (20) days after written notice of such breach or inaccuracy is provided by iOra, either of the Contributors or by the Contributor Representative, or (B) the Final Date;

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(c) by written notice by Pubco if: (i) iOra or any Contributor has breached any of its representations, warranties, covenants or agreements set forth in this Agreement and such breach has resulted or can reasonably be expected to result in a Material Adverse Effect on iOra or can reasonably be expected to prevent or materially delay the consummation of the Transactions; and (ii) the breach or inaccuracy is incapable of being cured or is not cured within the earlier of (A) twenty (20) days after written notice of such breach or inaccuracy is provided by Pubco, or (B) the Final Date;

(d) by written notice by: (i) Pubco, if any of the conditions set forth in Section 9.1 or if any of the conditions to Pubco’s obligations to consummate the Transactions, as set forth in Section 9.2, shall not have been satisfied or waived on or before the Final Date (as defined below) other than as a result of a breach of this Agreement by Pubco, the Sponsor or the Pubco Majority Shareholder; or (ii) iOra, or any Contributor, or the Contributor Representative, if any of the conditions set forth in Section 9.1 or any of the conditions to iOra’s or any Contributor’s obligations to consummate the Transactions set forth in Section 9.3, shall not have been satisfied or waived on or before the Final Date (as defined below) other than as a result of a breach of this Agreement by iOra or any Contributor.

(e) by written notice by any Party if a Governmental Entity of competent jurisdiction shall have issued an Order or taken any other action permanently restraining, enjoining or otherwise prohibiting the transactions contemplated by this Agreement;

As used herein, the “Final Date” shall be January 31, 2017.

10.2. Notice of Termination. Any termination of this Agreement under Section 10.1 above will be effective immediately upon by the delivery of written notice of the terminating party to the other party hereto, specifying with reasonable particularity the reason for such termination.

10.3. Effect of Termination. In the case of any termination of this Agreement as provided in this ARTICLE 10, this Agreement shall be of no further force and effect, and all rights and obligations of each Party shall cease, except: (i) Sections 8.2 (Public Announcements), 8.3 (Confidential Information) 8.6 (Fees and Expenses), this Section 10.3 (Effect of Termination), and ARTICLE 11 (General Provisions), shall survive the termination of this Agreement, and (ii) nothing herein shall relieve any Party from Liability for any willful breach of any representation, warranty, covenant or obligation under this Agreement or for any fraud against another Party, in either case, prior to termination of this Agreement. Without limiting the foregoing, and except as provided in Section 8.6 (Fees and Expenses), this Section 10.3 (Effect of Termination), and Section 11.18 (Remedies), each Party’s sole right prior to the Closing with respect to any breach of any representation, warranty, covenant or other agreement contained in this Agreement by another Party or with respect to the Transactions shall be the right, if applicable, to terminate this Agreement pursuant to Section 10.1.

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ARTICLE 11
GENERAL PROVISIONS

11.1. Notices. All notices required or permitted hereunder shall be in writing and shall be deemed effectively given: (a) upon personal delivery to the party to be notified; (b) when sent by confirmed email or facsimile if sent during normal business hours of the recipient, if not, then on the next business day; (c) five days after having been sent by registered or certified mail, return receipt requested, postage prepaid; or (d) two days after deposit with a nationally recognized overnight courier, specifying not later than two day delivery, with written verification of receipt. All communications shall be sent to the Parties at the following addresses, email addresses or facsimile numbers specified below (or at such other address or facsimile number for a party as shall be designated by ten days advance written notice to the other parties hereto):

If to the Pubco prior to the Closing, or to the Pubco Representative, to:

BTHC X, Inc.

2 Argyrokastrou Street

Voula 16673, Athens, Greece
Fax: +30 210 8992896

Email: gs.nautilus@yahoo.com

Attn: George Syllantavos

with a copy to (which shall not constitute notice): Loeb & Loeb LLP 345 Park Avenue, New York, New York 10154 Fax: 212 937-3943 Email: gcaruso@loeb.com Attn: Giovanni Carouso

If to iOra, Stocksfield, the Contributor Representative, or, on or after the Closing, to Pubco, then to:

Stocksfield Limited

FAO: Mark Thompson

First Floor

1-3 Chapel Street

Guildford GU1 3UH

United Kingdom

Email: mark.thompson@stocksfield.com

Attn: Mark Thompson

with a copy to (which shall not constitute notice):

Ellenoff Grossman & Schole LLP

1345 Avenue of the Americas

New York, New York 10105

Attn: Sarah Williams, Esq.

Email: Swilliams@egsllp.com

Fax: (212) 370-7889

If to Lexalytics, to: Lexalytics, Inc. 6th Floor, 320 Congress Street, Boston, MA 02210 Email: jeff.catlin@lexalytics.com Attn: Jeff Catlin

11.2. Amendment. To the extent permitted by Law, this Agreement may be amended by a subsequent writing signed by Pubco, iOra, the Pubco Representative and the Contributor Representative.

11.3. Waiver. At any time prior to the Closing, any party hereto may with respect to any other party hereto (a) extend the time for performance of any of the obligations or other acts, (b) waive any inaccuracies in the representations and warranties contained herein or in any document delivered pursuant hereto, or (c) waive compliance with any of the agreements or conditions contained herein. Any such extension or waiver shall be valid if set forth in an instrument in writing signed by the party or parties to be bound thereby.

11.4. Failure or Indulgence Not Waiver; Remedies Cumulative. No failure or delay on the part of any Party hereto in the exercise of any right hereunder shall impair such right or be construed to be a waiver of, or acquiescence in, any breach of any representation, warranty or agreement herein, nor shall any single or partial exercise of any such right preclude other or further exercise thereof or of any other rights. Except as otherwise provided hereunder, all rights and remedies existing under this Agreement are cumulative to, and not exclusive of, any rights or remedies otherwise available.

11.5. Headings. The headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement.

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11.6. Severability. If any term or other provision of this Agreement is invalid, illegal or incapable of being enforced by any rule of Law, or public policy, all other conditions and provisions of this Agreement shall nevertheless remain in full force and effect so long as the economic or legal substance of the transactions contemplated hereby is not affected in any manner adverse to any party. Upon such determination that any term or other provision is invalid, illegal or incapable of being enforced, the parties hereto shall negotiate in good faith to modify this Agreement so as to effect the original intent of the parties as closely as possible, in a mutually acceptable manner, to the end that transactions contemplated hereby are fulfilled to the extent possible.

11.7. Entire Agreement. This Agreement (including iOra Disclosure Schedules and the Pubco Disclosure Schedules together with the Ancillary Documents and the exhibits and schedules attached hereto and thereto and the certificates referenced herein) constitutes the entire agreement and supersedes all prior agreements and undertakings both oral and written, among the parties, or any of them, with respect to the subject matter hereof and, except as otherwise expressly provided herein.

11.8. Assignment; Successors and Assigns. No Party may assign this Agreement or assign its respective rights or delegate their duties (by operation of Law or otherwise), without the prior written consent of Pubco, iOra, the Pubco Representative, and the Contributor Representative. This Agreement will be binding upon, inure to the benefit of and be enforceable by and against the Parties and their respective successors and permitted assigns.

11.9. Parties In Interest. This Agreement shall be binding upon and inure solely to the benefit of each Party hereto and their permitted assigns and respective successors, and nothing in this Agreement, express or implied, is intended to or shall confer upon any other Person any right, benefit or remedy of any nature whatsoever under or by reason of this Agreement, including, without limitation, by way of subrogation.

11.10. Governing Law. This Agreement will be governed by, and construed and enforced in accordance with the Laws of the State of New York as applied to Contracts that are executed and performed in New York, without regard to the principles of conflicts of Law thereof. Each Party agrees that all legal proceedings concerning the interpretations, enforcement and defense of the Transactions and any other Ancillary Documents shall be commenced exclusively in the state and federal courts sitting in New York, New York or the United States District Court for the Southern District of New York.

11.11. Counterparts. This Agreement may be executed simultaneously in two or more counterparts, including using electronic signatures, any one of which need not contain the signatures of more than one party, but all such counterparts taken together will constitute one and the same Agreement. This Agreement, to the extent delivered by means of a facsimile machine or electronic mail (any such delivery, an “Electronic Delivery”), shall be treated in all manner and respects as an original agreement or instrument and shall be considered to have the same binding legal effect as if it were the original signed version thereof delivered in person. At the request of any Party hereto, each other Party hereto shall re-execute original forms hereof and deliver them in person to all other Parties. No Party hereto shall raise the use of Electronic Delivery to deliver a signature or the fact that any signature or agreement or instrument was transmitted or communicated through the use of Electronic Delivery as a defense to the formation of a contract, and each such Party forever waives any such defense, except to the extent such defense related to lack of authenticity.

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11.12.  Appointment of the Pubco Representative.

(a) Pubco, on behalf of itself and its Subsidiaries, successors and assigns, by execution and delivery of this Agreement, hereby irrevocably appoints George Syllantavos, in his capacity as the Pubco Representative, as each such Person’s agent, attorney-in-fact and Representative, with full power of substitution to act in the name, place and stead of such Person, to act on behalf of such Person in connection with: (i) acting on behalf of such Person under the Voting Trust Agreement; (ii) making on behalf of such Person any determinations and taking all actions on their behalf relating to the 2017 iOra EBITDA and the Earn-Out Shares under ARTICLE 2 and any disputes with respect thereto; (iii) terminating, amending or waiving on behalf of such Person any provision of this Agreement or any Ancillary Documents to which the Pubco Representative is a party; (iv) signing on behalf of such Person any releases or other documents with respect to any dispute or remedy arising under this Agreement or any Ancillary Documents to which the Pubco Representative is a party; and (v) otherwise enforcing the rights and obligations of any such Persons under this Agreement and the Ancillary Documents to which the Pubco Representative is a party, including giving and receiving all notices and communications hereunder or thereunder on behalf of such Person; provided, that the Parties acknowledge that the Pubco Representative is specifically authorized and directed to act on behalf of, and for the benefit of, the holders of Pubco securities (other than the Contributors and their respective successors and assigns). All decisions and actions by the Pubco Representative, shall be binding upon Pubco and its Subsidiaries, successors and assigns, and they shall not have the right to object, dissent, protest or otherwise contest the same. The provisions of this Section 11.2 are irrevocable and coupled with an interest. The Pubco Representative hereby accepts its appointment and authorization as the Pubco Representative under this Agreement.

(b) The Pubco Representative shall not be liable for any act done or omitted under any this Agreement or any Ancillary Agreement as the Pubco Representative while acting in good faith and without willful misconduct or gross negligence, and any act done or omitted pursuant to the advice of counsel shall be conclusive evidence of such good faith. Pubco shall indemnify, defend and hold harmless the Pubco Representative from and against any and all Losses incurred without gross negligence, bad faith or willful misconduct on the part of the Pubco Representative and arising out of or in connection with the acceptance or administration of the Pubco Representative’s duties under this Agreement, including the reasonable fees and expenses of any legal counsel retained by the Pubco Representative. In no event shall the Pubco Representative in such capacity be liable hereunder or in connection herewith for any indirect, punitive, special or consequential damages. The Pubco Representative shall be fully protected in relying upon any written notice, demand, certificate or document that it in good faith believes to be genuine, including facsimiles or copies thereof, and no Person shall have any Liability for relying on the Pubco Representative in the foregoing manner. In connection with the performance of its rights and obligations hereunder, the Pubco Representative shall have the right at any time and from time to time to select and engage, at the cost and expense of the Pubco, attorneys, accountants, investment bankers, advisors, consultants and clerical personnel and obtain such other professional and expert assistance, maintain such records and incur other out-of-pocket expenses, as the Pubco Representative may deem necessary or desirable from time to time. All of the indemnities, immunities, releases and powers granted to the Pubco Representative under this Section 11.12, shall survive the Closing.

(c) The Person serving as the Pubco Representative may resign upon ten (10) days’ prior written notice to Pubco and the Contributor Representative, provided, that the Pubco Representative appoints a replacement Pubco Representative. Each successor Pubco Representative shall have all of the power, authority, rights and privileges conferred by this Agreement upon the original Pubco Representative, and the term “Pubco Representative” as used herein shall be deemed to include any such successor Pubco Representatives.

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11.13. Appointment of Contributor Representative.

(a)  By the execution and delivery of this Agreement, each Contributor, on behalf of itself and its successors and assigns, hereby irrevocably constitutes and appoints Mark Thompson, in its capacity as the “Contributor Representative”, as the true and lawful agent and attorney-in-fact of such Contributor with full powers of substitution to act in the name, place and stead of thereof with respect to the performance on behalf of such Contributor under the terms and provisions of this Agreement and the Ancillary Documents to which the Contributor Representative is a party, as the same may be from time to time amended, and to do or refrain from doing all such further acts and things, and to execute all such documents on behalf of such Contributor, if any, as the Contributor Representative will deem necessary or appropriate in connection with any of the transactions contemplated under this Agreement or any of the Ancillary Documents to which the Contributor Representative is a party, including, without limitation: (i) acting on behalf of such Person under the Voting Trust Agreement; (ii) making on behalf of such Person any determinations and taking all actions on their behalf relating to the 2017 iOra EBITDA and the Earn-Out Shares under ARTICLE 2 and any disputes with respect thereto; (iii) terminating, amending or waiving on behalf of such Person any provision of this Agreement or any Ancillary Documents to which the Contributor Representative is a party (provided, that any such action, if material to the rights and obligations of Contributors in the reasonable judgment of the Contributor Representative, will be taken in the same manner with respect to all Contributors unless otherwise agreed by each Contributor who is subject to any disparate treatment of a potentially adverse nature); (iv) signing on behalf of such Person any releases or other documents with respect to any dispute or remedy arising under this Agreement or any Ancillary Documents to which the Contributor Representative is a party; (v) employing and obtaining the advice of legal counsel, accountants and other professional advisors as the Contributor Representative, in its sole discretion, deems necessary or advisable in the performance of its duties as the Contributor Representative and to rely on their advice and counsel; (vi) incurring and paying expenses, including fees of brokers, attorneys and accountants incurred pursuant to the transactions contemplated hereby, and any other fees and expenses allocable or in any way relating to such transaction or any indemnification claim, whether incurred prior or subsequent to Closing; (vii) receiving all or any portion of the consideration provided to the Contributors under this Agreement and to distribute the same to the Contributors in accordance with their Pro Rata Shares; and (ix) otherwise enforcing the rights and obligations of any such Persons under this Agreement and the Ancillary Documents to which the Contributor Representative is a party, including giving and receiving all notices and communications hereunder or thereunder on behalf of such Person. All decisions and actions by the Contributor Representative, including any agreement between the Contributor Representative and the Pubco Representative or Pubco, shall be binding upon the Contributors and their respective successors and assigns, and they shall not have the right to object, dissent, protest or otherwise contest the same. The provisions of this Section 11.13 are irrevocable and coupled with an interest. The Contributor Representative hereby accepts its appointment and authorization as the Contributor Representative under this Agreement.

(b) Any other Person, including the Pubco Representative, iOra and Pubco, may conclusively and absolutely rely, without inquiry, upon any actions of the Contributor Representative as the acts of Contributors hereunder or any Ancillary Document to which the Contributor Representative is a party. The Pubco Representative, Pubco and iOra, shall be entitled to rely conclusively on the instructions and decisions of the Contributor Representative as to (i) any payment instructions provided by the Contributor Representative or (ii) any other actions required or permitted to be taken by the Contributor Representative hereunder, and no Contributor shall have any cause of action against the Pubco Representative, Pubco or iOra for any action taken by any of them in reliance upon the instructions or decisions of the Contributor Representative. The Pubco Representative, Pubco and iOra shall not have any Liability to any Contributor for any allocation or distribution among the Contributors by the Contributor Representative of payments made to or at the direction of the Contributor Representative. All notices or other communications required to be made or delivered to a Contributor under this Agreement or any Ancillary Document to which the Contributor Representative is a party shall be made to the Contributor Representative for the benefit of such Contributor, and any notices so made shall discharge in full all notice requirements of the other parties hereto or thereto to such Contributor with respect thereto. All notices or other communications required to be made or delivered by a Contributor shall be made by the Contributor Representative (except for a notice under Section 11.13(d) regarding the replacement of the Contributor Representative).

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(c) The Contributor Representative will act for the Contributors on all of the matters set forth in this Agreement in the manner the Contributor Representative believes to be in the best interest of the Contributors, but the Contributor Representative will not be responsible to Contributors for any damages that any Contributor or other Person may suffer by reason of the performance by the Contributor Representative of the Contributor Representative’s duties under this Agreement, other than damages arising from the bad faith, gross negligence or willful misconduct by the Contributor Representative in the performance of its duties under this Agreement. The Contributors do hereby jointly and severally agree to indemnify, defend and hold the Contributor Representative harmless from and against any and all damages reasonably incurred or suffered as a result of the performance of the Contributor Representative’s duties under this Agreement, except for any such Liability arising out of the bad faith, gross negligence or willful misconduct of the Contributor Representative. The Contributor Representative will not be entitled to any fee, commission or other compensation for the performance of its services hereunder, but will be entitled to the payment from Contributors of all its expenses incurred as the Contributor Representative.

(d) If the Contributor Representative shall die, become disabled, dissolve, resign or otherwise be unable or unwilling to fulfill its responsibilities as representative and agent of the Contributors, then the Contributors shall, within ten (10) days after such death, disability, dissolution, resignation or other event, appoint a successor Contributor Representative (by vote or written consent of the Contributors holding in the aggregate Pro Rata Shares in excess of fifty percent (50%)), and promptly thereafter (but in any event within two (2) Business Days after such appointment) notify the Pubco Representative, and Pubco in writing of the identity of such successor. Any such successor so appointed shall become the “Contributor Representative” for purposes of this Agreement.

11.14. Representation. The Parties to this Agreement, and each of them, acknowledge, agree, and represent that it: (a) has been represented in connection with the negotiation and preparation of this Agreement by counsel of that Party’s choosing; (b) has read the Agreement and has had it fully explained by its counsel; (c) it is fully aware of the contents and legal effect of this Agreement; (d) has authority to enter into and sign the Agreement; and (e) enters into and signs the same by its own free will.

11.15. Drafting. The Parties to this Agreement acknowledge that each of them have participated in the drafting and negotiation of this Agreement. For purposes of interpreting this Agreement, each provision, paragraph, sentence and word herein shall be deemed to have been jointly drafted by both Parties. The Parties intend for this Agreement to be construed and interpreted neutrally in accordance with the plain meaning of the language contained herein, and not presumptively construed against any actual or purported drafter of any specific language contained herein.

11.16. Interpretation. For purposes of this Agreement, references to the masculine gender shall include feminine and neuter genders and entities. Where a reference in this Agreement is made to a Section, Exhibit or Schedule, such reference shall be to a Section of, Exhibit to or Schedule of this Agreement unless otherwise indicated. Whenever the words “include,” “includes” or “including” are used in this Agreement, they shall be deemed to be followed by the words “without limitation.” References to a “Party” or “Parties” shall mean Pubco, iOra, Stocksfield, Lex, the Pubco Representative, and/or the Contributor Representative, as applicable. The words “hereof,” “herein” and “hereunder” and words of similar import when used in this Agreement shall refer to this Agreement as a whole and not to any particular provision of this Agreement. References to “this Agreement” shall include iOra Disclosure Schedules and the Pubco Disclosure Schedules.

11.17.  Time Limitations and Limitation of Liability.

(a) The following representations and warranties of the Parties shall survive the Closing for a period of eighteen (18) months: (i) the representations and warranties of the Contributors set forth in ARTICLE 3, (ii) the representations and warranties of iOra set forth in ARTICLE 4, and (iii) the representations and warranties of Pubco, the Sponsor, and the Pubco Majority Shareholder set forth in ARTICLE 5.

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(b) The covenants and agreements of the Parties made in or pursuant to this Agreement will survive the Closing indefinitely (except as otherwise set forth therein).

(c) In no event shall any party hereto be liable to any other party hereto for any punitive, incidental, consequential, special or indirect damages, including loss of future revenue or income, loss of business reputation or opportunity relating to the breach or alleged breach of this Agreement or any Ancillary Document, or diminution of value or any damages based on any type of multiple.

11.18. Remedies. In addition to being entitled to exercise all rights provided herein or granted by law, including recovery of damages, Contributors, Pubco and iOra will be entitled to specific performance under this Agreement. The Parties agree that monetary damages may not be adequate compensation for any loss incurred by reason of any breach of obligations described in the foregoing sentence and hereby agrees to waive in any action for specific performance of any such obligation the defense that a remedy at law would be adequate.

11.19. Dispute Resolution. The Parties (a) hereby irrevocably and unconditionally submit to the jurisdiction of the state courts located in New York, New York and to the jurisdiction of the United States District Court for the Southern District of New York for the purpose of any suit, action or other proceeding arising out of or based upon this Agreement, (b) agree not to commence any suit, action or other proceeding arising out of or based upon this Agreement except in the state courts located in New York, New York or the United States District Court for the Southern District of New York, and (c) hereby waive, and agree not to assert, by way of motion, as a defense, or otherwise, in any such suit, action or proceeding, any claim that it is not subject personally to the jurisdiction of the above-named courts, that its property is exempt or immune from attachment or execution, that the suit, action or proceeding is brought in an inconvenient forum, that the venue of the suit, action or proceeding is improper or that this Agreement or the subject matter hereof may not be enforced in or by such court.

Waiver of Jury Trial: EACH PARTY HEREBY WAIVES ITS RIGHTS TO A JURY TRIAL OF ANY CLAIM OR CAUSE OF ACTION BASED UPON OR ARISING OUT OF THIS AGREEMENT, THE OTHER ANCILLARY DOCUMENTS, THE SECURITIES OR THE SUBJECT MATTER HEREOF OR THEREOF. THE SCOPE OF THIS WAIVER IS INTENDED TO BE ALL-ENCOMPASSING OF ANY AND ALL DISPUTES THAT MAY BE FILED IN ANY COURT AND THAT RELATE TO THE SUBJECT MATTER OF THIS TRANSACTION, INCLUDING, WITHOUT LIMITATION, CONTRACT CLAIMS, TORT CLAIMS (INCLUDING NEGLIGENCE), BREACH OF DUTY CLAIMS, AND ALL OTHER COMMON LAW AND STATUTORY CLAIMS. THIS SECTION HAS BEEN FULLY DISCUSSED BY EACH OF THE PARTIES HERETO AND THESE PROVISIONS WILL NOT BE SUBJECT TO ANY EXCEPTIONS. EACH PARTY HERETO HEREBY FURTHER WARRANTS AND REPRESENTS THAT SUCH PARTY HAS REVIEWED THIS WAIVER WITH ITS LEGAL COUNSEL, AND THAT SUCH PARTY KNOWINGLY AND VOLUNTARILY WAIVES ITS JURY TRIAL RIGHTS FOLLOWING CONSULTATION WITH LEGAL COUNSEL.

Each of the Parties to this Agreement consents to personal jurisdiction for any equitable action sought in the U.S. District Court for the Southern District of New York or any court located in New York, New York having subject matter jurisdiction.

[Remainder of Page Intentionally Left Blank; Signature Page to Follow]

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IN WITNESS WHEREOF, the Parties have caused this Contribution Agreement to be duly executed and delivered as a deed, as of the date first written above.

Executed as a deed by:

iOra:

iOra Software Limited

By:
Name:	Mark Thompson
Title:	President, CEO and Director

acting by a director in the presence of:

[SIGNATURE OF WITNESS]

[NAME OF WITNESS]

[ADDRESS OF WITNESS]

[Signature Page to Contribution Agreement]

IN WITNESS WHEREOF, the Parties have caused this Contribution Agreement to be duly executed and delivered as a deed, as of the date first written above.

Executed as a deed by:

Contributor:

Stocksfield Limited

By:
Name:	Mark Thompson
Title:	Director

acting by a director in the presence of:

[SIGNATURE OF WITNESS]

[NAME OF WITNESS]

[ADDRESS OF WITNESS]

[Signature Page to Contribution Agreement]

IN WITNESS WHEREOF, the Parties have caused this Contribution Agreement to be duly executed and delivered as a deed, as of the date first written above.

Executed as a deed by:

Contributor:

lexalytics, inc.

By:
Name:
Title:

[Signature Page to Contribution Agreement]

IN WITNESS WHEREOF, the Parties have caused this Contribution Agreement to be duly executed and delivered as a deed, as of the date first written above.

Executed as a deed by:

Contributor Representative:

MARK THOMPSON

in his capacity as the Pubco Representative hereunder:

By:
Name:	Mark Thompson
as Contributor Representative

[Signature Page to Contribution Agreement]

IN WITNESS WHEREOF, the Parties have caused this Contribution Agreement to be duly executed and delivered as a deed, as of the date first written above.

Executed as a deed by:

Pubco:

bthc x, inc.

By:
Name:	George Syllantavos
Title:	President, CEO and Sole Director

[Signature Page to Contribution Agreement]

IN WITNESS WHEREOF, the Parties have caused this Contribution Agreement to be duly executed and delivered as a deed, as of the date first written above.

Executed as a deed by:

Pubco Representative:

George Syllantavos

in his capacity as the Pubco Representative hereunder:

By:
Name:	George Syllantavos
as Pubco Representative

[Signature Page to Contribution Agreement]

IN WITNESS WHEREOF, the Parties have caused this Contribution Agreement to be duly executed and delivered as a deed, as of the date first written above.

Executed as a deed by:

Sponsor:

George Syllantavos
individually

George Syllantavos
individually

[Signature Page to Contribution Agreement]

IN WITNESS WHEREOF, the Parties have caused this Contribution Agreement to be duly executed and delivered as a deed, as of the date first written above.

Executed as a deed by:

Pubco Majority Shareholder:

Ramada Holdings, Inc.

By:
Name:	George Syllantavos
Title:	President, CEO and Sole Director

[Signature Page to Contribution Agreement]

INDEX OF EXHIBITS

Exhibit	Description

Exhibit A	Certain Definitions
Exhibit B	Contributor Pro Rata Shares
Exhibit C	Closing Pubco Capitalization Table
Exhibit D	Form of Certificate of Designation

Exhibit A

Certain Definitions

The following terms, as used in the Agreement, have the following meanings:

“2017 iOra EBITDA” means the EBITDA (as defined below) for Pubco’s 2017 fiscal year provided that such EBITDA shall exclude and shall not be based in any way upon (a) any Indebtedness, Liabilities or financial information of Pubco which existed prior to or on the Closing; or (b) any Transaction Expenses.

“Accounts Receivable” shall have the meaning set forth in Section 4.15 of the Agreement.

“Accrued Dividends” has the meaning set forth in Section 1.2.

“Action” means any notice of noncompliance or violation, or any claim, demand, charge, action, suit, litigation, audit, settlement, complaint, stipulation, assessment or arbitration, or any request (including any request for information), inquiry, hearing, proceeding or investigation, by or before any Governmental Entity.

“Affiliate(s)” shall have the meaning set forth in Rule 12b-2 of the regulations promulgated under the Exchange Act.

“Agreement” shall have the meaning set forth in the Preamble.

“Ancillary Documents” means each agreement, instrument or document attached hereto as an Exhibit and the other agreements, certificates and instruments to be executed or delivered by any of the parties hereto in connection with or pursuant to this Agreement.

“Alternative Transaction” means, with regard to any merger, consolidation, sale of greater than 50% of its equity or all or substantially all of its assets, or other business combination transaction or extraordinary corporate transaction of iOra or Pubco (as applicable) which would or could reasonably be expected to impede, interfere with, prevent or materially delay the Transactions, including a firm proposal to engage in such a transaction.

“Assets” of a Person shall mean all of the assets, properties, businesses and rights of such Person of every kind, nature, character and description, whether real, personal or mixed, tangible or intangible, accrued or contingent, or otherwise relating to or utilized in such Person’s business, directly or indirectly, in whole or in part, whether or not carried on the books and records of such Person, and whether or not owned in the name of such Person or any Affiliate of such Person and wherever located.

“Benefit Plans” shall have the meaning set forth in Section 4.10 of the Agreement.

“Closing” shall have the meaning set forth in Section 2.2 of the Agreement.

“Closing Date” shall have the meaning set forth in Section 2.2 of the Agreement.

“Consent” means any consent, approval, waiver, authorization or Permit of, or notice to or declaration or filing with any Governmental Entity or any other Person.

A-1

“Contract” means any written or oral agreement, arrangement, commitment, contract, indenture, instrument, lease, obligation, plan, restriction, understanding or undertaking of any kind or character, or other document to which any Person is a party or by which such Person is bound or affecting such Person’s capital stock, Assets or business.

“Contribution Consideration” shall have the meaning as set forth in Section 1.1 of the Agreement.

“Code” means the Internal Revenue Code of 1986, as amended.

“Copyrights” shall have the meaning set forth in Section 4.9(a) of the Agreement.

“Default” means (i) any breach or violation of or default under any Contract, Order or Permit, (ii) any occurrence of any event that with the passage of time or the giving of notice or both would constitute a breach or violation of or default under any Contract, Order or Permit, or (iii) any occurrence of any event that with or without the passage of time or the giving of notice would give rise to a right to terminate or revoke, change the current terms of, or renegotiate, or to accelerate, increase, or impose any Liability under, any Contract, Order or Permit.

“DGCL” means the Delaware General Corporation Law.

“EBITDA” means net income plus interest expense, taxes, depreciation and amortization, all as stated in Pubco’s Form 10-K annual report for Pubco’s fiscal year ending December 31, 2017; except that such EBITDA shall exclude and shall not be based in any way upon (a) any Indebtedness, Liabilities or financial information of Pubco which existed prior to or on the Closing; or (b) any Transaction Expenses. No additional non-cash items or addbacks may be applied to this definition of EBITDA, including but not limited to stock based compensation and intercompany add-backs from iOra’s predecessor company.

“Electronic Delivery” shall have the meaning set forth in Section 11.11 of the Agreement.

“Environmental Laws” mean any and all federal, state, local and foreign statutes, laws, judicial decisions, regulations, ordinances, rules, judgments, orders, decrees, codes, plans, injunctions, Permits, concessions, grants, franchises, licenses, agreements and governmental restrictions, relating to human health, the environment or to emissions, discharges or releases of pollutants, contaminants or other Hazardous Material or wastes into the environment, including without limitation ambient air, surface water, ground water or land, or otherwise relating to the manufacture, processing, distribution, use, treatment, storage, disposal, transport or handling of pollutants, contaminants or other Hazardous Material or wastes or the clean-up or other remediation thereof.

“Exchange Act” has the meaning set forth in Section 4.5 of the Agreement.

“Exempted Securities” means: (a) Pubco Common Shares issued or issuable upon conversion of any Pubco Convertible Preferred Shares; (b) any securities issued as a dividend on the Pubco Common Shares or by reason of a stock split, reverse stock split, split-up or distribution on the Pubco Common Shares; (c) Pubco Common Shares or options to purchase Pubco Common Shares issued to employees or consultants of Pubco or any of its subsidiaries pursuant to a plan, agreement or arrangement approved by the Board of Directors of the Pubco (post Closing); (d) any securities of Pubco issued in connection with an Affiliated Entity Transaction; or (e) any securities issued in connection with the Private Placement.

“Final Date” shall have the meaning set forth in Section 10.1 of the Agreement.

A-2

“FINRA” means The Financial Industry Regulatory Authority.

“GAAP” means U.S. generally accepted accounting principles.

“Governmental Entity” shall mean any government or any agency, bureau, board, directorate, commission, court, department, official, political subdivision, tribunal, or other instrumentality of any government, whether federal, state or local, domestic or foreign.

“Hazardous Material” means any toxic, radioactive, corrosive or otherwise hazardous substance, including petroleum, its derivatives, by-products and other hydrocarbons, or any substance having any constituent elements displaying any of the foregoing characteristics, which in any event is regulated under any Environmental Law.

“Indebtedness” of any Person means (a) all indebtedness of such Person for borrowed money (including the outstanding principal and accrued but unpaid interest) or for the deferred purchase price of property or services, (b) any other indebtedness of such Person that is evidenced by a note, bond, debenture, credit agreement or similar instrument, (c) all obligations of such Person under leases that should be classified as capital leases in accordance with GAAP, (d) all obligations of such Person for the reimbursement of any obligor on any line or letter of credit, banker’s acceptance, guarantee or similar credit transaction, in each case, that has been drawn or claimed against, (e) all obligations of such Person in respect of acceptances issued or created, (f) all interest rate and currency swaps, caps, collars and similar agreements or hedging devices under which payments are obligated to be made by such Person, whether periodically or upon the happening of a contingency, (g) all obligations secured by a Lien on any property of such Person and (h) any premiums, prepayment fees or other penalties, fees, costs or expenses associated with payment of any Indebtedness of such Person and (h) all obligations described in clauses (a) through (g) above of any other Person which is directly or indirectly guaranteed by such Person or which such Person has agreed (contingently or otherwise) to purchase or otherwise acquire or in respect of which it has otherwise assured a creditor against loss.

“Independent Auditor” means the then-current independent auditor of Pubco after the Closing.

“Intellectual Property” shall have the meaning as set forth in Section 4.9(a) of the Agreement.

“iOra” shall have the meaning set forth in the Preamble.

“iOra Balance Sheet Date” shall have the meaning set forth in Section 4.6(b) of the Agreement.

“iOra Confidential Information” means all confidential or proprietary documents and information concerning the iOra, any of its Subsidiaries, any of the Contributors, or any of their respective Representatives, furnished in connection with this Agreement or the transactions contemplated hereby; provided, however, that iOra Confidential Information shall not include any information which, (i) at the time of disclosure by Pubco or its Representatives, is generally available publicly and was not disclosed in breach of this Agreement or (ii) at the time of the disclosure by the iOra, any Subsidiary of iOra or any Contributor or any of their respective Representatives to the Pubco or its Representatives, was previously known by such receiving party without violation of Law or any confidentiality obligation by the Person receiving such iOra Confidential Information.

“iOra Disclosure Schedules” shall have the meaning set forth in the opening paragraph of ARTICLE 4 of the Agreement.

“iOra Financial Statements” shall have the meaning set forth in Section 4.6(a) of the Agreement.

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“iOra Material Agreement” shall have the meaning set forth in Section 4.8 of the Agreement.

“Knowledge” means the actual knowledge of the officers of a Party, and knowledge that a reasonable person in such capacity should have after due inquiry.

“Law” means any code, law, ordinance, regulation, reporting or licensing requirement, rule, or statute applicable to a Person or its assets, Liabilities or business, including those promulgated, interpreted or enforced by any Governmental Entity.

“Liabilities” means any and all liabilities, Indebtedness, Actions or obligations of any nature (whether absolute, accrued, contingent or otherwise, whether known or unknown, whether direct or indirect, whether matured or unmatured and whether due or to become due), including Tax liabilities due or to become due.

“Lien” means, with respect to any asset, any mortgage, lien, pledge, charge, security interest or encumbrance of any kind in respect to such asset.

“Marks” shall have the meaning set forth in Section 4.9(a) of the Agreement.

“Material” and “Materially” for purposes of this Agreement shall be determined in light of the facts and circumstances of the matter in question; provided that any specific monetary amount stated in this Agreement shall determine materiality in that instance.

“Material Adverse Effect” means, with respect to Pubco or iOra, respectively, any result, occurrence, fact, change, event or effect that has or could reasonably be expected to have a material adverse effect on the business, assets, condition (financial or otherwise), Liabilities, or results of operations of such Person and its subsidiaries taken as a whole, except to the extent resulting from (A) changes in general local, domestic, foreign, or international economic conditions, (B) changes affecting generally the industries or markets in which such Person operates, (C) acts of war, sabotage or terrorism, military actions or the escalation thereof, (D) any changes in applicable laws or accounting rules or principles, including changes in GAAP, (E) any other action required by this Agreement, or (F) the announcement of the Transactions.

“Material Agreement Default” means a default under any Contract which would (A) permit any other party to cancel or terminate the same (with or without notice of passage of time) or (B) provide a basis for any other party to claim money damages in excess of $50,000 (either individually or in the aggregate with all other such claims under that contract) or (C) give rise to a right of acceleration of any material obligation or loss of any material benefit under any such Contract.

“Order” means any administrative decision or award, decree, injunction, judgment, order, quasi-judicial decision or award, ruling, or writ of any federal, state, local or foreign or other court, arbitrator, mediator, tribunal, administrative agency or Governmental Entity.

“Organizational Documents” means, with respect to any Party, its Certificate of Incorporation and Bylaws or similar organizational documents, in each case, as amended.

“Person” means an individual, a corporation, a partnership, an association, a trust, a limited liability company or any other entity or organization, including a government or political subdivision or any agency or instrumentality thereof.

A-4

“Permit” shall mean any federal, state, local, and foreign governmental approval, authorization, certificate, consent, easement, filing, franchise, letter of good standing, license, notice, permit, qualification, registration or right of or from any Governmental Entity (or any extension, modification, amendment or waiver of any of these) to which any Person is a party or that is or may be binding upon or inure to the benefit of any Person or its securities, Assets or business, or any notice, statement, filing or other communication to be filed with or delivered to any Governmental Entity.

“Private Placement” means the private placement transaction which iOra has entered into negotiations regarding, and which Pubco and iOra intend to conduct, using National Securities Corporation as the placement agent, to place up to a maximum of $6,000,000 worth of Pubco common stock and warrants and with a closing anticipated after the Closing on this Agreement.

“Pubco” shall have the meaning set forth in the Preamble.

“Pubco Accounts Receivable” shall have the meaning set forth in Section 5.17 of the Agreement.

“Pubco Balance Sheet Date” shall have the meaning set forth in Section 5.7(b) of the Agreement.

“Pubco Common Shares” shall have the meaning set forth in the Recitals.

“Pubco Confidential Information” means all confidential or proprietary documents and information concerning Pubco or any of its Representatives; provided, however, that Pubco Confidential Information shall not include any information which, (i) at the time of disclosure by the iOra or its respective Representatives, is generally available publicly and was not disclosed in breach of this Agreement or (ii) at the time of the disclosure by Pubco or its Representatives to iOra or its Representatives, was previously known by such receiving party without violation of Law or any confidentiality obligation by the Person receiving such Pubco Confidential Information. For the avoidance of doubt, from and after the Closing, Pubco Confidential Information will include the confidential or proprietary information of the iOra and its Subsidiaries.

“Pubco Disclosure Schedules” shall mean the written disclosure schedule delivered on or prior to the date hereof by Pubco to iOra that is arranged in paragraphs corresponding to the numbered and lettered paragraphs corresponding to the numbered and lettered paragraphs contained in the Agreement.

“Pubco Material Agreement” shall have the meaning set forth in Section 5.15 of the Agreement.

“Pubco SEC Documents” shall have the meaning set forth in Section 5.7(a) of the Agreement.

“Patents” shall have the meaning set forth in Section 4.9(a) of the Agreement.

“Representative” means, as to any Person, such Person’s Affiliates and its and their managers, directors, officers, employees, agents and advisors (including financial advisors, counsel and accountants).

“SEC” shall have the meaning set forth in Section 5.7(a) of the Agreement.

“Securities Act” shall mean Securities Act of 1933, as amended, and the rules and regulations promulgated thereunder.

“Software” shall have the meaning set forth in Section 4.9(a) of the Agreement.

A-5

“SOXA” means the Sarbanes-Oxley Act of 2002, as amended.

“Subsidiary” means, with respect to any Person, (i) any corporation, limited liability company, association or other business entity of which more than 50% of the total voting power of shares of capital stock entitled (without regard to the occurrence of any contingency) to vote in the election of directors, managers or trustees thereof is at the time owned or controlled, directly or indirectly, by such Person or one or more of the other Subsidiaries of that Person (or a combination thereof) and (ii) any partnership (a) the sole general partner or managing general partner of which is such Person or a Subsidiary of such Person or (b) the only general partners of which are such Person or of one or more Subsidiaries of such Person (or any combination thereof).

“Tax” or “Taxes” shall have the meaning set forth in Section 4.7(c) of the Agreement.

“Tax Return” shall have the meaning set forth in Section 4.7(c) of the Agreement.

“Technology” shall have the meaning set forth in Section 4.9(a) of the Agreement.

“Trade Secrets” shall have the meaning set forth in Section 4.9(a) of the Agreement.

“Transactions” shall have the meaning as set forth in Section 1.2 of the Agreement.

“Transaction Expenses” means all fees and expenses of any of Pubco, any Subsidiary of Pubco, any shareholders of Pubco, or any Affiliates of Pubco incurred or payable as of or prior to the Closing and not paid prior to the Closing (i) in connection with the consummation of the transactions contemplated by this Agreement, including any amounts payable to professionals (including investment bankers, brokers, finders, attorneys, accountants and other consultants and advisors) retained by or on behalf of any of Pubco, any Subsidiary of Pubco, any shareholders of Pubco, or any Affiliates of Pubco, (ii) any change in control bonus, transaction bonus, retention bonus, termination or severance payment or payment relating to terminated options, warrants or other equity appreciation, phantom equity, profit participation or similar rights, in any case, to be made to any current or former employee, independent contractor, director or officer of any of Pubco, any Subsidiary of Pubco, any shareholders of Pubco, or any Affiliates of Pubco, at or after the Closing pursuant to any agreement to which any of the Pubco, any Subsidiary of Pubco, any shareholders of Pubco, or any Affiliates of Pubco is a party prior to the Closing which become payable (including if subject to continued employment) as a result of the execution of this Agreement or the consummation of the transactions contemplated hereby and (iii) any Transfer Taxes.

“Transfer Taxes” shall have the meaning as set forth in Section 8.3 of the Agreement.

“Trust Account” has the meaning set forth in Section 1.2.

“Trustee” means Securities Transfer Corporation

“Trust Shares” has the meaning set forth in Section 1.2.

“8-K Report” means the draft current report on Form 8-K to be filed within four business days of the Closing Date (and attaching as exhibits all relevant agreements with the SEC), disclosing the terms of this Agreement and other requisite disclosure regarding the Transactions and including the requisite audited consolidated financial statements of iOra and the requisite Form 10 disclosure regarding iOra, provided to Pubco prior to December 31, 2016.

A-6

Exhibit B

Contributors’ Pro Rata Shares

Name	Pro Rata Share
Stocksfield Limited	90%
Lexalytics Inc.	10%

B-1

Exhibit C

Closing Pubco Capitalization Table
BTHC X, Inc.
Shareholder Name	Equity Ownership Percentage (on an as-converted and fully diluted basis)
iOra Software Limited	56.1%
Lexalytics, Inc.	6.2%
pre-Closing Pubco shareholders	8.4%
Shares in Voting Trust and subject to Earn Out	29.3%
Total Common Shares in Issue (on an as-converted and fully diluted basis)	100.0%

C-1

Exhibit D

Form of Certificate of Designation

BTHC X, INC.

CERTIFICATE OF DESIGNATION OF PREFERENCES,

RIGHTS AND LIMITATIONS

OF

SERIES A CONVERTIBLE PREFERRED STOCK

Pursuant to Section 242 of the

Delaware General Corporation Law

BTHC X, Inc. (the “Corporation”), a corporation organized and existing under the General Corporation Law of the State of Delaware (the “DGCL”), in accordance with the provisions of Sections 103 and 242 thereof, DOES HEREBY CERTIFY:

That pursuant to the authority vested in the Board of Directors of the Corporation (the “Board of Directors”) in accordance with the provisions of the Certificate of Incorporation of the Corporation (as it may be amended, the “Certificate of Incorporation”) and Section 141(f) of the DGCL, the Board of Directors of the Corporation duly adopted resolutions on [_____________], 2017 creating a series of 10,000,000 shares of preferred stock of the Corporation, designated as “Series A Convertible Preferred Stock,” and authorizing the directors and officers of the Corporation to execute and file this Certificate of Designation of Series A Convertible Preferred Stock of the Corporation (the “Certificate of Designation”) with the Secretary of State of the State of Delaware.

The designation and number of shares of the Series A Convertible Preferred Stock, and the voting and other powers, preferences and other rights of the shares of such series, and the qualifications, limitations and restrictions thereof, are as follows:

TERMS OF SERIES A CONVERTIBLE PREFERRED STOCK

Section 1. Definitions. For the purposes hereof, the following terms shall have the following meanings:

“Business Day” means any day except Saturday, Sunday, any day which is a federal legal holiday in the United States or any day on which banking institutions in the State of New York are authorized or required by law or other governmental action to close.

“Common Stock" means the Corporation’s common stock, par value $0.001 per share, and stock of any other class into which such shares may hereafter have been reclassified or changed.

“Exchange Act” means the Securities Exchange Act of 1934, as amended.

 “Issuance Date” means the initial issuance date of the Series A Convertible Preferred Stock.

“Person” means a corporation, an association, a partnership, an organization, a business, an individual, a government or political subdivision thereof or a governmental agency.

 “Securities Act” means the Securities Act of 1933, as amended.

Section 2.  Designation and Amount; and Rank.

a) Designation and Amount. The series of preferred stock shall be designated as its Series A Convertible Preferred Stock (the “Series A Convertible Preferred Stock”) and the number of shares so designated shall be ten million (10,000,000) shares (which shall not be subject to increase without the consent of a majority of the holders of the Series A Convertible Preferred Stock (each, a “Holder” and collectively, the “Holders”).

D-1

b) Rank. All shares of the Series A Convertible Preferred Stock shall rank (i) senior to the Common Stock and any class or series of capital stock of the Corporation hereafter created and not specifically ranking, by its terms, on par with, or senior to, the Series A Convertible Preferred Stock, (ii) pari passu with any class or series of capital stock of the Corporation hereafter created and specifically ranking, by its terms, on par with the Series A Convertible Preferred Stock, provided that a majority of the Holders have consented to the creation of such class or series of capital stock, including the pari passu ranking of such class or series of capital stock and (iii) junior to any class or series of capital stock of the Corporation hereafter created specifically ranking, by its terms, senior to the Series A Convertible Preferred Stock, provided that a majority of the Holders have consented to the creation of such class or series of capital stock, including the senior ranking of such class or series of capital stock, in each case as to distribution of assets at any time, including but not limited to upon liquidation, dissolution or winding up of the Corporation, whether voluntary or involuntary. No other class or series of capital stock of the Corporation, other than the Common Stock, may provide voting rights to the holders thereof, unless a majority of the Holders have consented to the creation of such class or series of capital stock, including the voting rights of such class or series of capital stock.

Section 3. Voting Rights. The Holder of each share of Series A Convertible Preferred Stock shall be entitled to the number of votes equal to the number of shares of Common Stock into which such share of Series A Convertible Preferred Stock could be converted for purposes of determining the shares entitled to vote at any regular, annual or special meeting of stockholders of the Corporation, and shall have voting rights and powers equal to the voting rights and powers of the Common Stock (except as otherwise expressly provided herein or as required by law, voting together with the Common Stock as a single class), and shall be entitled to notice of any stockholders’ meeting in accordance with the bylaws of the Corporation, and shall vote with the Common Stock, on an as converted basis. Fractional votes shall not, however, be permitted and any fractional voting rights resulting from the above formula (after aggregating all shares into which shares of Series A Convertible Preferred Stock held by each Holder could be converted) shall be rounded to the nearest whole number (with one-half being rounded upward).

Section 4. Liquidation. Upon any liquidation, dissolution or winding-up of the Corporation, whether voluntary or involuntary (a “Liquidation”), the Holders shall be entitled to receive out of the assets of the Corporation, whether such assets are capital or surplus, for each share of Series A Convertible Preferred Stock, an amount equal to the amount that such share of Series A Convertible Preferred Stock would be entitled to if it was converted into Common Stock immediately prior to such Liquidation (the “Liquidation Preference”) before any distribution or payment shall be made to the holders of any other class or series of stock of the Corporation that ranks junior to the Series A Convertible Preferred Stock, and if the assets of the Corporation shall be insufficient to pay in full such amounts, then the entire assets to be distributed to the Holders shall be distributed among the Holders ratably in accordance with the respective amounts that would be payable on such shares if all amounts payable thereon were paid in full. The Corporation shall mail written notice of any such Liquidation, not less than 45 days prior to the payment date stated therein, to each record Holder and the Holders shall be entitled to convert their shares of Series A Convertible Preferred Stock into Common Stock pursuant to Section 5 hereof at any time prior to the consummation of a Liquidation.

Section 5. Conversion.

a) Mandatory Conversion. At such time as the Corporation files an amendment (“Amendment”) to its Certificate of Incorporation with the Secretary of State of the State of Delaware effecting an increase in the authorized shares of the Common Stock to 450,000,000 (the “Increased Authorization”), then upon the filing and acceptance of the Amendment, whether by amendment or restatement, the applicable portion of the outstanding shares of Series A Convertible Preferred Stock will immediately and automatically convert into shares of Common Stock without any notice or action required on the part of the Corporation or the Holder (each a “Mandatory Conversion”). At the consummation of a Mandatory Conversion, the Holders of Series A Convertible Preferred Stock will be entitled to receive Common Stock at the conversion rate of 41.129815535 shares of fully paid and non-assessable Common Stock for each share of Series A Convertible Preferred Stock (“Conversion Rate”), subject to adjustment as provided below. Notwithstanding the foregoing, fractional shares will not be permitted and any fractional shares resulting from the above formula (after aggregating all shares into which shares of Series A Convertible Preferred Stock held by each Holder could be converted) shall be rounded to the nearest whole number (with one-half being rounded upward).

D-2

b) Obligation; Penalty. The Corporation agrees that it shall in good faith, at such time as determined by the Board of Directors, take any and all such corporate action as may, in the opinion of its counsel, be necessary to effect the Increased Authorization, and to expeditiously effect the conversion of all outstanding shares of the Series A Convertible Preferred Stock to shares of Common Stock, including, without limitation, using its reasonable best efforts to obtain the requisite stockholder approval of any necessary amendment to the Certificate of Incorporation to achieve the foregoing.

c) Conversion Procedure. The Corporation shall use commercially reasonable efforts to issue or cause its transfer agent to issue the Common Stock issuable upon a Mandatory Conversion as soon as practicable after such Mandatory Conversion. The Corporation shall bear the cost associated with the issuance of the Common Stock issuable upon a Mandatory Conversion. The Common Stock issuable upon a Mandatory Conversion shall be issued with a restrictive legend indicating that it was issued in a transaction which is exempt from registration under the Securities Act and that it cannot be transferred unless it is so registered, or an exemption from registration is available, in the opinion of counsel to the Corporation. The Common Stock issuable upon a Mandatory Conversion shall be issued in the same name as the Holder of the Series A Convertible Preferred Stock unless, in the opinion of counsel to the Corporation, a change of name and such transfer can be made in compliance with applicable securities laws. The person in whose name the certificates of Common Stock are so recorded and other securities issuable upon a Mandatory Conversion shall be treated as a common stockholder of the Corporation at the close of business on the date of such Mandatory Conversion. The certificates representing the Series A Convertible Preferred Stock converted in a Mandatory Conversion shall be automatically cancelled, on the date of such Mandatory Conversion.

d) Transfer Taxes. The issuance of certificates for shares of  Common Stock upon conversion of the Series A Convertible Preferred Stock shall be made without charge to the Holders thereof for any documentary stamp or similar taxes that may be payable in respect of the issue or delivery of such certificate, provided that the Corporation shall not be required to pay any tax that may be payable in respect of any transfer involved in the issuance and delivery of any such certificate upon conversion in a name other than that of the Holder of such shares of Series A Convertible Preferred Stock so converted and the Corporation shall not be required to issue or deliver such certificates unless or until the person or persons requesting the issuance thereof shall have paid to the Corporation the amount of such tax or shall have established to the satisfaction of the Corporation that such tax has been paid.

(e) Notwithstanding anything else herein to the contrary, the provisions of Section 5(a) and 5(c) may not be amended without the approval of all of the outstanding shares of Series A Convertible Preferred Stock,

Section 6. Certain Adjustments.

a) Stock Dividends and Stock Splits. If the Corporation, at any time while the Series A Convertible Preferred Stock is outstanding: (A) shall pay a stock dividend or otherwise make a distribution or distributions on shares of its Common Stock or any other equity or equity equivalent securities payable in shares of Common Stock (which, for avoidance of doubt, shall not include any shares of Common Stock issued by the Corporation pursuant to this Series A Convertible Preferred Stock), (B) subdivide outstanding shares of Common Stock into a larger number of shares, (C) combine (including by way of reverse stock split) outstanding shares of Common Stock into a smaller number of shares, or (D) issue by reclassification of shares of the Common Stock any shares of capital stock of the Corporation, then the Holders shall receive, upon conversion, the number of shares of Common Stock such Holder would have been entitled to receive assuming such Holder converted such Series A Convertible Preferred Stock immediately prior to the applicable event. Any adjustment made pursuant to this Section shall become effective immediately after the record date for the determination of stockholders entitled to receive such dividend or distribution and shall become effective immediately after the effective date in the case of a subdivision, combination or re-classification.

D-3

b) Pro Rata Distributions. If the Corporation, at any time while Series A Convertible Preferred Stock is outstanding, shall distribute to all holders of Common Stock (and not to Holders) evidences of its indebtedness or assets or rights or warrants to subscribe for or purchase any security, then in each such case, the Holders shall receive, upon conversion, the number of shares of Common Stock or other property such Holder would have been entitled to receive assuming such Holder converted such Series A Convertible Preferred Stock immediately prior to the applicable event. The adjustments shall be described in a statement provided to the Holders of the portion of assets or evidences of indebtedness so distributed or such subscription rights applicable to one share of Common Stock. Such adjustment shall be made whenever any such distribution is made and shall become effective immediately after the record date mentioned above.

c) Calculations. All calculations under this Section shall be made to the nearest cent or the nearest 1/100th of a share, as the case may be. The number of shares of Common Stock outstanding at any given time shall not include shares owned or held by or for the account of the Corporation, and the description of any such shares of Common Stock shall be considered on issue or sale of Common Stock. For purposes of this Section 7, the number of shares of Common Stock deemed to be issued and outstanding as of a given date shall be the sum of the number of shares of Common Stock (excluding treasury shares, if any) issued and outstanding.

d) Notice to Holders; Adjustment to Conversion Price. Whenever the Conversion Price is adjusted pursuant to this Section 6 or Section 5(b), the Corporation shall promptly mail to each Holder a notice setting forth the Conversion Price after such adjustment and setting forth a brief statement of the facts requiring such adjustment.

Section 7. Miscellaneous.

a) Notices. Any and all notices or other communications or deliveries to be provided by the Holders hereunder shall be in writing and delivered personally, by facsimile, by electronic mail (email) or sent by a nationally recognized overnight courier service, addressed to the Corporation. Any and all notices or other communications or deliveries to be provided by the Corporation hereunder shall be in writing and delivered personally, by facsimile, electronic mail (email), or sent by a nationally recognized overnight courier service addressed to each Holder at the facsimile telephone number, electronic mail (email) address or address of such Holder appearing on the books of the Corporation, or if no such facsimile telephone number, electronic mail (email) address, or address appears, at the principal place of business of the Holder. Any notice or other communication or deliveries hereunder shall be deemed given and effective on the earliest of (i) the date of transmission, if such notice or communication is delivered via facsimile at the facsimile telephone number specified, or electronic mail (email) at the electronic mail (email) address specified prior to 5:30 p.m. (New York City time), (ii) the date after the date of transmission, if such notice or communication is delivered via facsimile at the facsimile telephone number specified or electronic mail (email) at the electronic mail (email) address specified later than 5:30 p.m. (New York City time) on any date and earlier than 11:59 p.m. (New York City time) on such date, (iii) the second Business Day following the date of mailing, if sent by nationally recognized overnight courier service, or (iv) upon actual receipt by the party to whom such notice is required to be given

b) Lost or Mutilated Series A Convertible Preferred Stock Certificate. If a Holder’s Series A Convertible Preferred Stock certificate shall be mutilated, lost, stolen or destroyed, the Corporation shall execute and deliver, in exchange and substitution for and upon cancellation of a mutilated certificate, or in lieu of or in substitution for a lost, stolen or destroyed certificate, a new certificate for the shares of Series A Convertible Preferred Stock so mutilated, lost, stolen or destroyed but only upon receipt of evidence of such loss, theft or destruction of such certificate, and of the ownership hereof, and indemnity, if requested, all reasonably satisfactory to the Corporation.

c) Transfer and Assignment. The rights of each Holder hereunder shall be automatically assignable by each Holder to any Person (other than a known competitor of the Corporation) of all or a portion of the Series A Convertible Preferred Stock if: (i) the Holder agrees in writing with the transferee or assignee to assign such rights, and a copy of such agreement is furnished to the Corporation within a reasonable time after such assignment, (ii) the Corporation is, within a reasonable time after such transfer or assignment, furnished with written notice of (a) the name and address of such transferee or assignee, and (b) the number of shares of Preferred Stock with respect to which are being transferred or assigned, and (iii) following such transfer or assignment the further disposition of such Series A Convertible Preferred Stock is restricted under the Securities Act and applicable state securities laws. The rights to transfer and assign the Series A Convertible Preferred Stock shall apply to the Holders and their successors and assigns.

d) Return of Status as Authorized Shares. Upon a Mandatory Conversion or any other extinguishment of the Series A Convertible Preferred Stock, the shares converted or extinguished will be automatically returned to the status of authorized and unissued shares of Preferred Stock, available for future designation and issuance pursuant to the terms of the Certificate of Incorporation.

[signature page follows]

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IN WITNESS WHEREOF, the undersigned has executed and subscribed this Certificate and does affirm the foregoing as true this [___] day of [______], 2017.

BTHC X, INC.

By:
Name:
Title:

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